UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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TIBCO Software Inc.

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TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

February 25, 2011

Dear Stockholders:

You are cordially invited to attend the annual meeting of stockholders of TIBCO Software Inc. on Thursday, April 14, 2011, at 10:00 a.m., Pacific Time. The meeting will be held at our headquarters located at 3303 Hillview Avenue, Palo Alto, California.

The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting, you may, of course, revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We look forward to seeing you at the meeting.

Sincerely,

Vivek Y. Ranadivé
Chief Executive Officer and Chairman of the Board

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, APRIL 14, 2011

To the Stockholders of TIBCO Software Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TIBCO Software Inc., a Delaware corporation, will be held on Thursday, April 14, 2011, at 10:00 a.m. local time at our headquarters located at 3303 Hillview Avenue, Palo Alto, California, for the following purposes:

1.	To elect six directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To hold an advisory vote on the compensation of our Named Executive Officers;

3.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending November 30, 2011; and

5.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on Monday, February 14, 2011, are entitled to notice of, and to vote at, the Annual Meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our headquarters at the above address.

By Order of the Board of Directors,

William R. Hughes Secretary

Palo Alto, California

February 25, 2011

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, THE INTERNET OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE YOUR PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

ELECTRONIC DELIVERY OF PROXY MATERIALS

We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including email delivery of future proxy statements, annual reports and related materials and on-line stockholder voting. If a broker or other nominee holds your shares and you would like to sign-up for electronic delivery, please visit “Proxy Information” on our website at http://www.tibco.com to enroll. Your electronic delivery enrollment will be effective until you cancel it. We encourage you to conserve natural resources, as well as help us reduce printing and mailing costs, by signing up to receive future proxy mailings by email.

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

PROXY STATEMENT FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TIBCO Software Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 14, 2011, at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

The Annual Meeting will be held at our headquarters located at 3303 Hillview Avenue, Palo Alto, California. This Proxy Statement and accompanying proxy card will be mailed on or about March 3, 2011, to all stockholders entitled to vote at the Annual Meeting.

As used in this Proxy Statement, “we,” “us,” “our,” “TIBCO” or the “Company” refers to TIBCO Software Inc.

Voting Rights

Only stockholders of record at the close of business on February 14, 2011, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At the close of business on February 14, 2011, we had 165,497,330 shares of common stock outstanding and no shares of preferred stock outstanding.

Each stockholder of record is entitled to one vote for each share of common stock held on the record date on all matters. There is no cumulative voting in the election of directors.

How to Vote Your Shares

YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the meeting, please take the time to vote your proxy.

Stockholders of record, or “registered stockholders,” can vote:

By Telephone:	Call the toll-free number indicated on the enclosed proxy and follow the recorded instructions.

By Internet:	Go to the website indicated on the enclosed proxy and follow the instructions provided.

By Mail:	Mark your vote, date, sign and return the enclosed proxy in the postage-paid return envelope provided.

If your shares are held beneficially in “street” name through a nominee such as a brokerage firm, financial institution or other holder of record, your shares must be voted through that firm, institution or holder. You may provide your voting instructions to your nominee by telephone or Internet, as well as by mail, if your brokerage firm or financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee with your proxy materials.

If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Even if you have given your proxy, you still may vote in person if you attend the meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

Voting of Proxies

Stockholders of Record.    All shares represented by a valid proxy received prior to the meeting will be voted, and, if you provide specific instructions, your shares will be voted as you instruct. If you properly sign your proxy card with no further instructions and it is timely received by us, your shares will be voted:

•	FOR each of the nominees for the Board of Directors (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 2);

•	For a frequency of EVERY YEAR (“1 YEAR”) for future advisory votes on executive compensation (Proposal 3);

•	FOR the ratification of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending November 30, 2011 (Proposal 4); and

•	In the discretion of the proxy holders with respect to any other matters that properly come before the meeting.

Beneficial Owners.    If you hold your shares in street name and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee will determine if it has the discretionary authority to vote on the particular matter. Under the applicable rules, brokers and other nominees have the discretion to vote on routine matters such as Proposal 4, but do not have the discretion to vote on non-routine matters such as Proposals 1, 2 and 3. Thus, if you hold your shares in street name and you do not instruct your broker or nominee how to vote on Proposals 1, 2 and 3, no votes will be cast on your behalf and, therefore, there may be broker non-votes on those proposals. Your broker or nominee will, however, continue to have discretion to vote any uninstructed shares on Proposal 4, as that proposal is considered a routine matter under applicable rules. Therefore, no broker non-votes are expected to exist in connection with Proposal 4.

Revocability of Proxies

You may revoke or change a previously delivered proxy at any time before the meeting by delivering a written notice of revocation or another proxy with a later date through the Internet, by telephone or in writing to our Corporate Secretary at our headquarters at 3303 Hillview Avenue, Palo Alto, California 94304. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

Votes Required to Approve Matters Presented at the Annual Meeting

The required vote varies by proposal as follows:

•

The six nominees receiving the highest number of affirmative votes of shares of common stock present at the Annual Meeting, either in person or by proxy, will be elected as directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified.

•	The advisory vote on our executive compensation may be approved by the affirmative vote of a majority of the votes cast.

•

The frequency of the advisory vote on our executive compensation receiving the greatest number of votes cast (every year, every other year or every three years) will be considered the frequency recommended by our stockholders.

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors may be approved by the affirmative vote of the majority of the votes cast.

If your shares are registered in the name of a bank, brokerage firm or other nominee and you do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on certain non-routine matters when a broker is not permitted to vote on that matter without specific instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting. For Proposals 1, 2 and 4, abstentions have the same effect as a vote against the matter. For Proposal 3, abstentions will not have an effect on the outcome of the vote.

Board Voting Recommendations

The Board of Directors unanimously recommends that you vote your shares as follows:

•	FOR each of the nominees to the Board of Directors (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 2);

•	For a frequency of EVERY YEAR (“1 YEAR”) for future advisory votes on executive compensation (Proposal 3); and

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending November 30, 2011 (Proposal 4).

Quorum

The presence, in person or by proxy, of at least a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes, and, with respect to the election of directors, “withhold” votes, are counted for the purpose of determining the presence of a quorum.

Solicitation of Proxies

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We will reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, Internet or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to these individuals for such services. We intend to use the services of Innisfree M&A Incorporated, a proxy solicitation firm, in connection with the solicitation of proxies. We will pay Innisfree a fee of $10,000 for these services and will reimburse their out-of-pocket expenses.

Availability of Proxy Statement and Annual Report on Form 10-K

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended November 30, 2010 are available on our website at http://www.tibco.com under “Proxy Information.” We have provided herewith, to each stockholder of record as of February 14, 2011, a copy of our Consolidated Financial Statements and related information included with our Annual Report on Form 10-K for fiscal year 2010. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2010, including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: TIBCO Software Inc., 3303 Hillview Avenue, Palo Alto, California 94304, Attention: Investor Relations.

BOARD OF DIRECTORS

General

The Board of Directors oversees and provides policy guidance on the business and affairs of TIBCO. Our Board of Directors is currently comprised of six members.

The Board of Directors held a total of eight meetings during fiscal year 2010. During fiscal year 2010, each of our directors attended at least 75 percent of the aggregate of: (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees on which he or she served.

Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings, we encourage directors to attend and historically most have done so. All of our directors other than Messrs. Job and Wood attended the 2010 Annual Meeting. Messrs. Job and Wood were unable to attend the 2010 Annual Meeting because the volcanic eruption of Eyjafjallajökull interrupted air travel from Europe.

Director Independence

Our Board of Directors has determined that each of our directors, other than Mr. Ranadivé, is “independent” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the criteria established by The NASDAQ Stock Market. The independent members of the Board of Directors hold executive sessions at every regularly scheduled meeting of the Board. During fiscal year 2010, the independent directors held five executive sessions.

Board Leadership Structure and Presiding Director

We do not have a fixed policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. We believe this is based on our best interests and the best interests of our stockholders under the circumstances existing at the time. Currently, Mr. Ranadivé serves as both our Chief Executive Officer and our Chairman of the Board. Our Board of Directors believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing both the Board of Directors and management to benefit from Mr. Ranadivé’s crucial leadership and experience in our business and industry. Serving as both our Chairman of the Board and Chief Executive Officer since our inception in 1997, Mr. Ranadivé has been the director most capable of effectively identifying strategic priorities, leading critical discussions and executing our strategy and business plans. Mr. Ranadivé possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing us and our industry. This involvement in the day-to-day operations of the Company allows Mr. Ranadivé to be in a position to elevate the most critical business issues for consideration by the independent directors of the Board. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of TIBCO, while our Chief Executive Officer brings company-specific experience and expertise. Our Board of Directors believes that Mr. Ranadivé’s combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees and customers.

The independent members of our Board of Directors elect a Presiding Director every three years who serves as chair of the executive sessions of the independent directors. Peter J. Job currently serves as the Presiding Director. Mr. Job was first elected as the Presiding Director in fiscal year 2007 and was reelected in fiscal year 2010. Among other things, our Presiding Director serves as a liaison between the Chairman of the Board of Directors and Chief Executive Officer and our independent directors, and ensures that he or she is available for consultation and direct communication if requested by major stockholders. A description of the duties and responsibilities of the Presiding Director is available on our website at http://www.tibco.com under “Corporate Governance.”

Board of Director’s Role in Risk Oversight

Our Board of Directors has responsibility for overseeing risk management for the Company. Our Board of Directors exercises this oversight responsibility directly and through its committees. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. Our management team is responsible for balancing risk against our strategic goals. The involvement of the full Board of Directors in approving our business strategy and the evaluation of risks associated therewith is a key part of our risk assessment process.

Our management team conducts an annual risk assessment the results of which are reviewed with the full Board of Directors. The centerpiece of the assessment is a discussion of our key risks, which includes the potential magnitude of each risk, likelihood of each risk and the speed with which the risk could impact us. As part of the process of analyzing each risk, management identifies the senior executive responsible for managing the risk, the risk’s potential impact and management’s initiatives to manage the risk.

The committees of our Board of Directors assist with its oversight responsibilities in certain areas of risk. The Audit Committee is primarily responsible for overseeing financial and enterprise risk exposures, including internal controls, and discusses our policies with management and our independent auditor with respect to risk assessment and risk management. The Audit Committee also assists our Board of Directors in fulfilling its duties and oversight responsibilities relating to our compliance with applicable laws and regulations and with conflict of interest issues that may arise. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee considers risks related to corporate governance, including evaluating and considering evolving corporate governance best practices; and director and management succession planning.

Corporate Governance

We believe that sound corporate governance policies are essential to earning and retaining the trust of investors. We are committed to maintaining the highest standards of integrity. Our Board of Directors has adopted numerous policies in furtherance of our corporate governance goals. These policies include a Code of Business Conduct and Ethics, a Code of Ethics for Chief Executive and Senior Financial Officers, Corporate Governance Guidelines and a Related Party Transaction Policy. Please visit our website at http://www.tibco.com under “Corporate Governance” for additional information on our corporate governance practices.

Relationships Among Directors, Executive Officers and Director Nominees

There are no family relationships between any director, executive officer or director nominee.

Stockholder Communication with the Board

Stockholders may send communications to the Board of Directors by writing to them at TIBCO Software Inc., Board of Directors, Attention: General Counsel, 3303 Hillview Avenue, Palo Alto, California, 94304. All stockholder communications that are received by the General Counsel for the attention of the Board of Directors or any individual members thereof are forwarded to the Board of Directors or the individual addressees. Comments or complaints relating to accounting or auditing matters may be submitted on-line to the members of the Audit Committee through our website at http://www.tibco.com under “Corporate Governance.” All members of our Audit Committee have access to these communications.

Related Party Transactions Policy and Procedure

Our Board of Directors has adopted a Related Party Transaction Policy and Procedure regarding the review, approval and ratification of transactions involving certain persons that the regulations of the Securities and Exchange Commission (the “SEC”) require to be disclosed. Current SEC regulations define the related party transactions that require disclosure to include any transaction, arrangement or relationship involving an amount in excess of $120,000 in which TIBCO was or is to be a participant and in which a related person had or will have a direct or indirect material interest in such transaction, arrangement or relationship. For purposes of this policy, a related person is: (i) an executive officer, director or director nominee of TIBCO, (ii) a beneficial owner of more than five percent of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than five percent of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control. Under our Related Party Transaction Policy and Procedure, the Audit Committee must approve, disapprove or ratify any related party transactions.

We have determined that there were no related party transactions to disclose for fiscal year 2010.

Compensation Committee Interlocks and Insider Participation

The following directors served as members of our Compensation Committee during fiscal year 2010: Mr. Wood (Chairman), Mr. Job and Ms. Caldwell. During fiscal year 2010, none of our executive officers served on the board of directors or compensation committee of another entity one or more of whose executive officers served as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee at any time during fiscal year 2010, or at any other time, had any relationship with us that would be required to be disclosed as a related person transaction.

Board Committees

The Board of Directors has established various separately-designated standing committees to assist it with the performance of its responsibilities. The Board of Directors designates the members of these committees and the committee chairs annually, based on the recommendations of the Nominating and Governance Committee. The Board of Directors has adopted written charters for each of these committees which are available on our website at http://www.tibco.com under “Corporate Governance.” The chair of each committee develops the agenda for that committee and determines the frequency and length of committee meetings.

Our Board of Directors has established the following three committees: (1) Audit Committee, (2) Compensation Committee and (3) Nominating and Governance Committee. The following chart shows the membership and chairpersons of the committees of our Board of Directors and committee meeting attendance during fiscal year 2010.

	Audit		Compensation		Nominating & Governance
Number of Meetings Held in Fiscal Year 2010	9		15		4
Nanci E. Caldwell			14
Eric C.W. Dunn	9	*
Narendra K. Gupta	8				4
Peter J. Job			12		4	*
Philip K. Wood	9		15	*

*	Chairperson

Audit Committee

The Audit Committee oversees our audit activities. It is charged with providing oversight and monitoring the integrity of our financial statements; nominating to the Board of Directors an independent registered public accounting firm to audit our financial statements; and overseeing the activities, independence, qualifications and performance of our independent registered public accounting firm. The Audit Committee also assists the Board of Directors in overseeing our compliance with legal and regulatory requirements in connection with our financial reporting process. During fiscal year 2010, the Audit Committee consisted, and it currently consists, of Mr. Dunn, Mr. Wood and Dr. Gupta. The Audit Committee held nine meetings during fiscal year 2010. The Board of Directors has determined that Mr. Dunn is an “audit committee financial expert” as defined under regulations promulgated by the SEC. Each member of the Audit Committee is an “independent director” under both the rules and regulations of the SEC and The NASDAQ Stock Market. Please see the sections entitled “Report of the Audit Committee” and “Proposal Four: Ratification of Appointment of Independent Auditors” for further matters related to the Audit Committee.

Compensation Committee

The Compensation Committee reviews and establishes the compensation for our executive officers and our non-employee directors for their services as members of the Board of Directors. The Compensation Committee also reviews our compensation and benefits practices generally and oversees our equity compensation plans. Each member of the Compensation Committee is an outside director under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”); and a non-employee director as such term is defined in the Exchange Act. During fiscal year 2010, the Compensation Committee consisted, and it currently consists, of Mr. Wood, Mr. Job and Ms. Caldwell. The Compensation Committee held 15 meetings during fiscal year 2010. Please see the sections entitled “Compensation Discussion and Analysis” and “Compensation Committee Report” for further matters related to the Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee reviews, evaluates and proposes candidates for election to our Board of Directors, and considers any nominees properly recommended by stockholders. The Nominating and Governance Committee also promotes the proper constitution of our Board of Directors in order to meet its fiduciary obligations to our stockholders, and oversees our establishment of and compliance with appropriate governance standards. During fiscal year 2010, the Nominating and Governance Committee consisted, and currently consists, of Mr. Job and Dr. Gupta. The Nominating and Governance Committee held four meetings during fiscal year 2010.

Director Nomination Process

Stockholder Nominations

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors. The Nominating and Governance Committee also reviews, evaluates and proposes prospective candidates for our Board of Directors and considers nominees properly recommended by stockholders. Stockholders wishing to submit nominations must provide timely written notice to our Corporate Secretary in accordance with the bylaws. Our bylaws specify the information with respect to each director nomination required to be included in the written notice that must be provided to our Corporate Secretary.

To be timely, a stockholder’s notice must be delivered to or mailed and received by the Corporate Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting. However, in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within thirty days before or more than sixty days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. A copy of our bylaws is available on our website at http://www.tibco.com under “Corporate Governance.”

Director Qualifications and Diversity

Members of our Board of Directors must have broad experience and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with our values. In evaluating director nominees, the Nominating and Governance Committee considers a variety of factors, including, without limitation, the appropriate size of the Board of Directors, TIBCO’s needs with respect to the particular talents and experience of the directors, the nominee’s experience and understanding of the technology industry, the nominee’s availability to attend Board and committee meetings, familiarity with national and international business matters, experience with accounting rules and practices, and professional expertise and experience beneficial to the achievement of our strategic goals. The Nominating and Governance Committee may also consider such other factors as it may deem are in our best interests and the best interests of our stockholders. The Nominating and Governance Committee believes that it is appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by the rules of the SEC and for a majority of the members of the Board to meet the definition of “independent director” under both the rules and regulations of the SEC and The NASDAQ Stock Market. While we do not maintain a formal policy requiring the consideration of diversity in identifying nominees for director, we believe the minimum criteria for selection of members to serve on our Board of Directors described in this paragraph ensures that the Nominating and Governance Committee selects director nominees taking into consideration that the Board will benefit from having directors that represent a diversity of experience and backgrounds. These attributes, along with the leadership skills and other experiences of our Board members described on pages 9 and 10 below, provide us with a diverse range of experience, perspectives and judgment necessary to guide our strategies and monitor their execution.

Identifying Nominees

The Nominating and Governance Committee identifies nominees by first identifying the desired skills and experience of a new nominee based on the qualifications discussed above. The Nominating and Governance Committee will solicit ideas for possible candidates from members of the Board, senior level executives, and individuals personally known to the members of the Board as well as those identified by third-party search firms. The Nominating and Governance Committee evaluates all possible candidates, including individuals recommended by stockholders, using the same criteria.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

There are six nominees for election to our Board of Directors this year. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or decline to serve as a director. Each director is elected annually to serve until the next annual meeting of stockholders or until a successor has been duly elected and qualified. During fiscal year 2010, the following individuals served on our Board of Directors: Mr. Ranadivé, Ms. Caldwell, Mr. Dunn, Dr. Gupta, Mr. Job and Mr. Wood.

Based on a review by the Board of Directors of all relevant information, the Board of Directors has determined that as of the date of this Proxy Statement each of the director nominees standing for election, except Mr. Ranadivé, is an “independent director” under the Exchange Act and the criteria established by The NASDAQ Stock Market.

The names of and certain information regarding the nominees are set forth below. In addition, for each person we have included information regarding the business or other experience, qualifications, attributes or skills considered in determining that each such person should serve as a director.

Vivek Y. Ranadivé, age 53, has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception in 1997. Mr. Ranadivé founded Teknekron Software Systems, Inc., our predecessor company, in 1985.

As our founder and the Chief Executive Officer, Mr. Ranadivé provides significant institutional and industry knowledge and provides key insight and advice in the Board’s consideration and oversight of corporate strategy and management development. Mr. Ranadivé also provides the Board with a deep understanding of our products and technology, as well as perspective on corporate opportunities and industry trends.

Nanci E. Caldwell, age 52, has been one of our directors since June 2009. From April 2001 to December 2004, Ms. Caldwell was an executive at PeopleSoft, Inc., a software development company that was acquired in December 2004, serving as Senior Vice President and Chief Marketing Officer from April 2001 to January 2002, and as Executive Vice President and Chief Marketing Officer from January 2002 to December 2004. Prior to joining PeopleSoft, Inc. in 2001, Ms. Caldwell held various senior management positions at Hewlett-Packard Company, a provider of computing and imaging solutions and services. Ms. Caldwell serves on the Boards of Directors of Citrix Systems, Inc. and Deltek Systems, Inc. Ms. Caldwell also served as a member of the Board of Directors of Hyperion, Inc. from 2006 to 2007. Ms. Caldwell is a member of the Compensation Committee.

Ms. Caldwell’s extensive experience with technology and software companies, including in the area of sales and marketing, is a significant asset to the Board of Directors. Additionally, the Board benefits from Ms. Caldwell’s previous executive management experience and experience in international business. The Board also benefits from Ms. Caldwell’s experience as a public company director.

Eric C.W. Dunn, age 53, has been one of our directors since April 2004. Since March 2010, Mr. Dunn has served as a Senior Vice President at Intuit Inc., a public software company. From 2003 to 2010, Mr. Dunn was a General Partner at Cardinal Venture Capital, a venture capital firm. From 2000 to 2003, Mr. Dunn owned and operated Kingston Creek Ventures, a venture capital firm. From 1986 to 2000, Mr. Dunn served in a number of senior executive capacities at Intuit Inc., including Chief Financial Officer and Senior Vice President and Chief Technology Officer. Mr. Dunn is currently on the board of directors of SuccessFactors, Inc. Mr. Dunn also served as a member of the Board of Directors of Corillian Corporation from 2001 to 2007. Mr. Dunn is Chair of the Audit Committee.

As our Audit Committee financial expert and Chairman of the Audit Committee, Mr. Dunn provides a high level of expertise and prominent leadership experience in the areas of finance, accounting, audit oversight and risk analysis, including from his experience as the chief financial officer of a publicly-traded software company. Mr. Dunn also brings to the Board his investing experience through Cardinal Venture. The Board also benefits from Mr. Dunn’s experience as a public company director.

Narendra K. Gupta, age 62, has been one of our directors since April 2002. Dr. Gupta founded Nexus Venture Partners in December 2006 and has served as its Managing Director since its founding. Dr. Gupta was founder, Chief Executive Officer and President of Integrated Systems Inc., a provider of products for embedded software development, from 1980 until 1994 and Chairman of its Board of Directors from 1994 until 2000, when Integrated Systems merged with Wind River Systems Inc. In addition, Dr. Gupta is on the board of directors of Red Hat, Inc. and several privately held companies. Dr. Gupta also served as a member of the Board of Directors of Wind River Systems Inc. from 2000 to 2009. Dr. Gupta is on the Board of Trustees of the California Institute of Technology. Dr. Gupta is a member of each of the Audit and Nominating and Governance Committees.

As a current and former executive and board member of a number of technology related public companies and as an investor in global companies, Dr. Gupta offers public company board experience as well as global business perspective to our Board of Directors. His extensive experience in the software industry provides us with significant industry knowledge and expertise.

Peter J. Job, age 69, has been one of our directors since June 2000. From 1963 through his retirement in 2001, Mr. Job was employed by Reuters, a news service and former financial market data provider, most recently as its Chief Executive Officer. In addition, Mr. Job serves on the supervisory board of Deutsche Bank AG. Mr. Job also served as a member of the Board of Directors of Schroders plc from 2000 to 2010 and of Royal Dutch Shell plc from 2005 to 2010. Mr. Job is our Presiding Director, Chair of the Nominating and Governance Committee and a member of the Compensation Committee.

As a result of his tenure with TIBCO and his involvement with its predecessor company, Mr. Job has a strong institutional knowledge of our business and industry, which he is able to leverage in his capacity as our Presiding Director and Chairperson of our Nominating and Governance Committee. Mr. Job also provides significant experience from having led a large, multinational public company when he was Chief Executive Officer of Reuters, giving him executive management experience and extensive experience in strategic planning, risk analysis, corporate finance and governance. The Board also benefits from Mr. Job’s experience as a public company director of prominent international companies, which allows him to provide guidance on achieving success in different economic conditions, geographies and competitive landscapes.

Philip K. Wood, age 55, has been one of our directors since our inception in January 1997. From August 2004 to January 2006, Mr. Wood was Chief Executive Officer of D1 Oils plc, an alternative energy crop company. From September 1990 through May 2004, Mr. Wood held various positions at Reuters, including Managing Director of Business Development. Prior to joining Reuters, Mr. Wood was a partner at the accounting firm of Price Waterhouse, a predecessor to PricewaterhouseCoopers LLP. He is a fellow of the Institute of Chartered Accountants and a member of the Association of Corporate Treasurers. Mr. Wood is Chair of the Compensation Committee and a member of the Audit Committee.

Mr. Wood provides the Board with an array of institutional knowledge and historical perspective on our business. Having served on our Board since inception and on the Board of our predecessor company, Mr. Wood delivers significant insights to our management team and other directors, which allows him to provide benefits on our executive compensation structure in his position as Chairman of the Compensation Committee. With his extensive accounting and corporate finance experience, Mr. Wood also brings his expertise in audit oversight and risk analysis to the Audit Committee.

Director Compensation

Our Compensation Committee establishes our non-employee director compensation to provide the appropriate level of compensation for the work required for service on our Board and to align our directors’ interests with the long-term interest of our stockholders. Our non-employee director compensation program consists of a mix of cash and long-term equity incentive awards. Our compensation policy for non-employee directors is to target our total cash compensation for directors at the 50th percentile and to target long-term equity incentive awards at the 50th percentile of our peer group. Only non-employee directors are compensated for serving on our Board.

Our Compensation Committee reviews non-employee director compensation on an as-needed basis. Our Compensation Committee reviewed our current compensation program for our non-employee directors in fiscal year 2009.

In fiscal year 2010, our non-employee director compensation program consisted of:

•	An annual retainer of $30,000 for service on the Board of Directors;

•	$1,500 for each Board meeting attended; and

•	$1,000 for each committee meeting attended.

In fiscal year 2010, non-employee directors also received additional compensation for serving on committees or as a committee chairperson. Members (other than the chairpersons) of the Audit Committee, Compensation Committee and Nominating and Governance Committee were entitled to receive an additional annual retainer of $10,000, $7,500 and $2,500, respectively. The Chairperson of the Audit Committee, Compensation Committee and Nominating and Governance Committee are entitled to receive an additional annual retainer of $20,000, $15,000 and $5,000, respectively. The Presiding Director of the Board of Directors was entitled to receive an additional annual retainer of $30,000. The Presiding Director did not receive an additional retainer for serving as the Chairman of the Nominating and Governance Committee.

In fiscal year 2010, each of our directors continued to accept a voluntary reduction in the amount of compensation they received for their annual retainers for service on the Board of Directors and each committee of 5 percent from the levels set in our compensation program in order to contribute to our efforts to manage expenses. The directors initiated this voluntary reduction for fiscal year 2009.

In fiscal year 2010, our non-employee directors received a grant of 20,000 restricted stock units upon their reappointment at the annual meeting of stockholders. The restricted stock units vest in full on the earlier of (i) the first annual meeting of our stockholders that occurs after the vesting commencement date or (ii) the first anniversary of the vesting commencement date.

Our Compensation Committee reviewed our compensation program for our non-employee directors for fiscal year 2011. In fiscal year 2011, the cash compensation program for our non-director employees will remain unchanged, however, non-employee directors will receive a grant of 17,000 restricted stock units upon reappointment at the annual meeting of stockholders. The restricted stock units vest in full on the earlier of (i) the first annual meeting of our stockholders that occurs after the vesting commencement date or (ii) the first anniversary of the vesting commencement date. In the event that a new non-employee director joins our Board of Directors during fiscal year 2011, such director will receive an initial grant of 35,000 restricted stock units subject to annual vesting over three years upon appointment.

In addition, any non-employee director who, as a result of serving on the Board of Directors, is required to file an additional tax return outside of his primary place of residence may receive reimbursement of up to $5,000 per year for the cost for such tax preparation and associated filing fees.

Pursuant to our 2009 Deferred Compensation Plan, non-employee directors may elect to defer some or all of their annual retainer and meeting fees in the form of restricted stock units that will be converted into shares of our common stock at the end of the deferral period. During fiscal year 2010, Mr. Job participated in the deferral program.

Fiscal Year 2010 Director Compensation

The following table sets forth information concerning the compensation we paid to or was earned by each non-employee director during fiscal year 2010.

Name	Fees Earned or Paid in Cash		Stock Awards[1]	Option Awards[2]	All Other Compensation[3]	Total
Nanci E. Caldwell	$65,126		$227,800	—	—	$292,926

Eric C. W. Dunn	$71,000		$227,800	—	—	$298,800

Narendra K. Gupta	$67,876		$227,800	—	—	$295,676

Peter J. Job	$95,126	[4]	$227,800	—	—	$322,926

Philip K. Wood	$92,750		$227,800	—	$3,200	$323,750

1	Represents the grant date fair value for awards granted in fiscal year 2010 to each of the non-employee directors, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding any estimates of future forfeitures. For a discussion of the assumptions used to calculate the value of stock awards, see Note 15 to our Consolidated Financial Statements in the Form 10-K for the year ended November 30, 2010, as filed with the SEC. In fiscal year 2010, each non-employee director who was elected at the 2010 Annual Meeting of Stockholders received an award of 20,000 restricted stock units with a deferral option. Mr. Dunn, Dr. Gupta, Mr. Job and Mr. Wood elected to defer the settlement of their award to a date later than the vesting date of such restricted stock units. In addition, Mr. Job received three fully-vested restricted stock unit awards, the settlement of which he has elected to defer, totaling 7,503 shares of common stock in lieu of his director fees, the compensation related to this award is included under the Fees Earned or Paid in Cash column for Mr. Job and described in footnote 4 below. As of the end of fiscal year 2010, the directors had the following restricted stock unit awards outstanding: Ms. Caldwell: 20,000, Mr. Dunn: 40,000; Dr. Gupta: 40,000; Mr. Job: 51,081; and Mr. Wood: 20,000.

2	As of the end of fiscal year 2010, the directors had the following stock option awards outstanding: Ms. Caldwell: 100,000; Mr. Dunn: 260,000; Dr. Gupta: 240,000; Mr. Job: 240,000; and Mr. Wood: 300,000.

3	All Other Compensation consists of the reimbursement of fees for the preparation of an additional tax return required by a taxing authority outside of the director’s place of primary residence.

4	All of these fees were forgone at the election of the director for which the director elected to receive deferred restricted stock units pursuant to our 2009 Deferred Compensation Plan and as described in footnote 1 above.

Director Stock Ownership Guidelines

Pursuant to our stock ownership guidelines, each non-employee director is required to hold at least 30,000 shares of TIBCO common stock by the later of February 2014 or five years from the date the person becomes a non-employee director. Additional detail regarding the terms of our stock ownership guidelines are provided in “Compensation Discussion and Analysis.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

PROPOSAL TWO:

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to cast an advisory vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to align the interest of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals. Our executive compensation program is designed to reward superior performance, to attract and retain our Named Executive Officers, and to base compensation on the specific requirements of each position. Under our compensation programs, our Named Executive Officers are rewarded for specific annual and long-term goals. Please read “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our Named Executive Officers and the financial metrics used in our compensation programs.

The compensation of our Named Executive Officers during fiscal year 2010 is consistent with our financial performance:

•	one year and two year total stockholder return of 128 percent and 306 percent, respectively; and

•	annual revenue growth of 21.3 percent.

Our executive compensation program is designed to pay for performance. In fiscal year 2010, 74 percent of our Chief Executive Officer’s compensation was performance-based. The performance-based compensation received by our other Named Executive Officers averaged 84 percent of their total compensation.

In addition, a significant portion of our executive compensation program consists of long-term compensation subject to long-term vesting requirements. In fiscal year 2010, 84 percent of our Chief Executive Officer’s compensation was long-term while 78 percent of our other Named Executive Officers’ compensation was long-term in nature.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We have programs that align the compensation of our executives with the interests of our stockholders and manage compensation risk including:

•	stock ownership guidelines;

•	an independent Compensation Committee;

•	the use by our Compensation Committee of an independent compensation consultant; and

•	a compensation recoupment or clawback provision in our current equity incentive plan, as described under “Compensation Discussion and Analysis—Executive Summary—Compensation Governance” below.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal allows our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for approval, on an advisory basis, of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

This vote is advisory, and therefore not binding on us. Nonetheless, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE:

ADVISORY VOTE ON FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, stockholders are also able to vote to recommend, on an advisory basis, how frequently they believe an advisory vote on executive compensation, such as we have included in Proposal Two, should occur. By voting on this proposal, you may indicate whether you would prefer that we hold an advisory vote on executive compensation every year, every other year or every three years.

The Board of Directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for TIBCO at this time. In reaching this determination, the Board considered that conducting an annual advisory vote on executive compensation would allow our stockholders to express their views on our executive compensation philosophy and program every year. The Compensation Committee values the views of our stockholders in these votes and will consider the outcome of these votes in making decisions on executive compensation. Accordingly, the Board of Directors recommends that you vote for an annual advisory vote on executive compensation.

You will be able to specify one of four choices for this proposal on the proxy card: you may elect that we hold an advisory vote on executive compensation every year, every other year, or every three years, or you may abstain from voting.

This vote is advisory, and therefore not binding on us. However, our Board of Directors and our Compensation Committee will consider the outcome of the vote when making future decisions on the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR (“1 YEAR”).

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls and performing related functions as described above under “Board of Directors — Board Committees.” In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements contained in our Annual Report on Form 10-K for fiscal year 2010 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in such financial statements.

The Audit Committee is responsible for recommending to the Board of Directors that our consolidated financial statements be included in our Annual Report on Form 10-K. In that regard, the Audit Committee discussed with our independent auditors those matters the auditors communicated to and reviewed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. In addition, the Audit Committee has discussed with the independent auditors their independence from management and the Audit Committee and has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the audit committee concerning independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee also discussed with our independent auditors the matters set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality of our accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

The Audit Committee reviewed and discussed with management and our independent auditors the evaluation of TIBCO’s internal controls.

Finally, the Audit Committee reviewed and discussed with management and the independent auditors our audited consolidated balance sheets at November 30, 2010 and 2009 and our statements of operations, cash flows, stockholders’ equity, and comprehensive income for fiscal years 2010, 2009 and 2008. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2010 as filed with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Eric C.W. Dunn
Narendra K. Gupta
Philip K. Wood

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein.

PROPOSAL FOUR:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending November 30, 2011. PricewaterhouseCoopers LLP has been our independent auditors since we were established as a separate entity in January 1997. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting; will be given the opportunity to make a statement, if he or she desires; and will be available to respond to appropriate questions.

The Audit Committee has conditioned its appointment of PricewaterhouseCoopers LLP as our independent auditors upon the receipt of an affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted at the Annual Meeting. In the event that the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection.

Fees Paid to the Independent Auditors

The following table sets forth fees paid to PricewaterhouseCoopers LLP, our independent auditors, for fiscal years 2010 and 2009.

	Fiscal Year 2010	Fiscal Year 2009
Audit Fees	$2,466,000	$2,610,000
Audit-Related Fees	393,000	220,000
Tax Fees	1,305,000	589,000
All Other Fees	2,000	14,000

Total	$4,166,000	$3,433,000

Audit Fees consist of professional services rendered for the audit of our consolidated financial statements; the review of our interim consolidated financial statements included in quarterly reports; and services provided in connection with comfort letters, consents and statutory and regulatory filings.

Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence in connection with our acquisitions; other accounting consultations in connection with transactions; attest services that are not required by statute or regulation; and consultations concerning financial accounting and reporting standards.

Tax Fees consist of professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns, VAT tax returns and international returns and assistance regarding transfer pricing; VAT matters; federal, state and international tax compliance; acquisitions; and international tax planning.

All Other Fees consist of a subscription for a proprietary reference library and advisory services that were unrelated to the performance of the audit or review of our consolidated financial statements.

Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Auditors

The Audit Committee adopted a policy that mandates that all audit and non-audit services provided by the independent auditors be approved by the Audit Committee in advance. These services may include audit services, audit-related services, tax services and all other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members when expedited services are necessary. During fiscal year 2010, all services were pre-approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of February 14, 2011, of:

•	each person or entity who we know to beneficially own five percent or more of the outstanding shares of our common stock;

•	each director and nominee for the Board;

•	our Chief Executive Officer, our Chief Financial Officer and each executive officer named in the Summary Compensation Table below; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of February 14, 2011, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o TIBCO Software Inc., 3303 Hillview Avenue, Palo Alto, California 94304. The percentages in the table below are based on 165,497,330 shares of our common stock outstanding as of February 14, 2011. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

Name	Shares of Common Stock Owned Directly or Indirectly[1]	Shares Underlying Options Exercisable[2]	Total Shares Beneficially Owned	Percentage Ownership[3]
Five Percent Stockholders:
Blackrock, Inc.[4]	15,477,413	—	15,477,413	9.35%
FMR LLC[5]	8,444,100	—	8,444,100	5.10%
Directors and Executive Officers:
Vivek Y. Ranadivé[6]	6,610,684	8,308,455	14,919,139	8.58%
Nanci E. Caldwell	20,000	33,334	53,334	*
Eric C.W. Dunn[7]	43,000	260,000	303,000	*
Narendra K. Gupta[8]	48,063	240,000	288,063	*
Peter J. Job[9]	28,131	240,000	268,131	*
Philip K. Wood[10]	20,000	300,000	320,000	*
Sydney Carey[11]	98,486	117,260	215,746	*
Thomas Laffey[12]	117,076	32,218	149,294	*
Murray D. Rode[1][3]	220,959	323,343	544,302	*
Murat Sonmez[1][4]	91,482	15,906	107,388	*
All current directors and executive officers as a group (thirteen persons)[1][5]	7,749,043	10,019,402	17,498,445	9.97%

*	Less than one percent of our outstanding shares of common stock.

1	Excludes shares that may be acquired through the exercise of outstanding stock options. For directors and executive officers, this column includes, where applicable, vested restricted stock units issued under our 2008 Equity Incentive Plan and our TIBCO Software Inc. 2009 Deferred Compensation Plan, and any restricted stock units under such plans that vest within 60 days of February 14, 2011. Some of these restricted stock units may have been deferred under each plan and will be distributed to the directors and executive officers in accordance with each plan and such director or executive officer’s election under such plan.

2	The SEC deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable within 60 days of February 14, 2011.

3	For purposes of calculating the Percentage Ownership, shares that the person or entity had a right to acquire within 60 days of February 14, 2011 are deemed to be outstanding when calculating the Percentage Ownership of such person or entity, but are not deemed to be outstanding for the purpose of calculating the Percentage Ownership of any other person or entity.

4

Based on a Schedule 13G filed with the SEC on February 9, 2011 by Blackrock, Inc. (“Blackrock”). Blackrock is the reported beneficial owner of all of the reported shares and has sole voting and dispositive power over all such shares. Blackrock’s address is 40 East 52nd Street, New York, NY 10022.

5	Based on a Schedule 13G filed with the SEC on February 14, 2011 by FMR LLC (“FMR”) and Edward C. Johnson 3d. FMR’s address is 82 Devonshire Street, Boston, MA 02109. The Schedule 13G states the following:

•

Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 8,430,700 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

•	Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole dispositive power of the8,430,700 shares owned by the funds.

•

Members of the family of Edward C. Johnson, 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

•

Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Board of Trustees.

•

Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 13,400 shares as a result of its serving as investment manager of institutional accounts owning such shares.

•

Edward C. Johnson, 3d and FMR, through its control of PGATC, each has sole dispositive power over 13,400 shares and sole power to vote or to direct the voting of 7,200 shares owned by the institutional accounts managed by PGATC as reported above.

6	Includes 258,250 shares of restricted stock and 2,350,000 shares owned by various trusts for the benefit of Mr. Ranadivé’s children and descendants. Mr. Ranadivé is a co-trustee of the trusts and disclaims beneficial ownership of all shares held by the trusts.

7	Includes 40,000 shares related to restricted stock units for which Mr. Dunn has deferred receipt until (i) March 2014 with respect to 20,000 shares and (ii) his service end date with us with respect to 20,000 shares.

8	Includes 8,063 shares owned by a trust for the benefit of Dr. Gupta and his spouse. Includes 40,000 shares related to restricted stock units for which Dr. Gupta has deferred receipt until his service end date with us.

9	Does not include 51,081 shares related to restricted stock units for which Mr. Job has deferred receipt until April 2012 as, under the tax rules of the United Kingdom, Mr. Job will not have voting rights on such shares until the deferral date is reached.

10	Does not include 20,000 shares related to restricted stock units for which Mr. Wood has deferred receipt until April 2014 as, under the tax rules of the United Kingdom, Mr. Wood will not have voting rights on such shares until the deferral date is reached.

11	Includes 46,138 shares of restricted stock. Includes 25,000 shares related to restricted stock units for which Ms. Carey has deferred receipt until March 2013.

12	Includes 58,513 shares of restricted stock. Includes 30,000 shares related to restricted stock units for which Mr. Laffey has deferred receipt until February 2014.

13	Includes 76,707 shares of restricted stock. Includes 2,999 shares of common stock owned by Mr. Rode’s spouse.

14	Includes 79,485 shares of restricted stock.

15	Includes 648,689 shares of restricted stock. Includes 82,500 shares related to restricted stock units for which Ms. Carey, Mr. Hughes and Mr. Laffey, collectively, have deferred receipt.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes and analyzes the compensation objectives, policies and practices in fiscal year 2010 for our Chief Executive Officer, Chief Financial Officer and the three other executive officers who were the most highly compensated in fiscal year 2010 (collectively, the “Named Executive Officers”). Our Named Executive Officers for fiscal year 2010 are Vivek Ranadivé, Chairman and Chief Executive Officer; Murray Rode, Chief Operating Officer; Sydney Carey, Chief Financial Officer; Murat Sonmez, EVP, Global Field Operations; and Tom Laffey, EVP, Products & Technology.

Executive Summary

Our compensation programs are designed to align the interests of our executives with those of our stockholders. The Compensation Committee has designed our executive compensation program to reward performance that meets or exceeds established financial goals that, if achieved, would result in increased stockholder value. In line with our pay-for-performance compensation philosophy, the total compensation received by our executives varies based on individual and corporate performance measured against annual and long-term goals. Our Named Executive Officers’ compensation package consists of base salary, annual cash incentive awards and long-term equity incentive awards. We believe that the mix of compensation afforded to our executives combines competitive levels of compensation and rewards for superior performance and aligns relative compensation with the achievement of essential corporate goals that include revenue growth, operating profitability and increased stockholder value.

Fiscal Year 2010 Financial Performance

Despite a challenging economic environment, we delivered strong financial results in fiscal year 2010.

	Fiscal Year 2010	Fiscal Year 2009
Total Revenue (in millions)	$754.0	$621.4
EICP Revenue Growth Target	9.8%	3.0%
Actual Revenue Growth	21.3%	-3.6%
Non-GAAP Operating Profits Before Tax (“OPBT”)	25.2%	22.5%
EICP Non-GAAP OPBT Target	23.3%	20.0%

For the fiscal year ended November 30, 2010, we recorded total revenue of $754.0 million, an increase of 21.3 percent over fiscal year 2009. Net income was $78.4 million in fiscal year 2010 compared to $62.5 million in fiscal year 2009, an increase of 25.4 percent over the previous year. On a non-GAAP basis, net income was $129.8 million or $0.76 per diluted share for fiscal year 2010, compared to $95.5 million or $0.55 per diluted share in the previous year. In addition, our total stockholder return over the past one and two years (measured as of November 30, 2010) was 128 percent and 306 percent, respectively. “Non-GAAP Operating Profits Before Tax” is derived as the percentage change in our non-GAAP net income. “Non-GAAP net income” means our net income, excluding (i) amortization of intangible assets, (ii) stock-based compensation, (iii) acquisition related and other costs, (iv) restructuring costs, and (v) the income tax effects of the preceding adjustments.

Our fiscal year 2010 financial results were a key factor in the compensation decisions and outcomes for the fiscal year. Variable compensation for our Named Executive Officers increased in fiscal year 2010, consistent with our pay-for-performance philosophy. The increase in total direct compensation in fiscal year 2010 is consistent with our financial results. The three primary components of our executive compensation program are base salary, annual cash incentive awards and long-term equity awards.

Fiscal Year 2010 Executive Compensation

Pay for Performance

Our fiscal year 2010 compensation reflects our pay-for-performance philosophy. Our executive compensation package includes base salary, annual cash incentive awards, performance-based stock awards pursuant to our LTIP and time-based restricted stock awards. We consider the annual cash incentive awards and the performance-based stock awards to be “at-risk” because these awards are earned only after we meet certain financial metrics. We included the grant date fair value of all equity awards made during fiscal year 2010 as performance-based compensation.

For fiscal year 2010, 74 percent of our Chief Executive Officer’s compensation was performance-based and 84 percent of our other Named Executive Officers’ compensation was performance-based.

Long-Term Compensation

We believe that our executive compensation program should align the interests of our executives with those of our stockholders. In addition to linking pay with performance, we believe that setting long-term corporate performance goals is in our stockholders’ best interests. Accordingly, not only is our executive compensation program weighted towards at-risk compensation but we also emphasize long-term compensation.

For fiscal year 2010, 84 percent of our Chief Executive Officer’s compensation was long-term in nature while 78 percent of our other Named Executive Officers’ compensation was long-term. We consider equity compensation to be long-term compensation because it is subject to long-term vesting and the value of these awards is directly linked to the performance of our stock while salary and our annual cash incentive awards are short-term compensation. We included the grant date fair value of all equity awards made during fiscal year 2010 as long-term compensation.

Base Salary

Due to the continued environment of economic uncertainty, we did not raise the base salaries of any of the Named Executive Officers during fiscal year 2010. Additionally, our Named Executive Officers agreed to reductions in their base salaries of five percent (15 percent, in the case of our Chief Executive Officer) in November 2008, and salaries have not been restored to prior levels.

Annual Cash Incentive Awards

Annual cash incentive awards for executives in fiscal year 2010 were determined pursuant to the 2010 Executive Incentive Compensation Plan (the “2010 EICP”). The performance goals in the 2010 EICP were revenue growth and non-GAAP operating profit targets. The annual revenue growth target was 9.8 percent and TIBCO’s actual revenue growth was 21.3 percent for fiscal year 2010. The annual non-GAAP operating profit target was 23.3 percent and the actual non-GAAP operating profit was 25.2 percent for fiscal year 2010. Performance with respect to both of these metrics was above both the targets and the maximum achievement levels set in the 2010 EICP and resulted in annual cash incentive awards above the target for the Named Executive Officers.

Long-Term Equity Awards

In fiscal year 2010, we granted both performance-based restricted stock units and restricted stock to our executive officers:

•

Performance-based equity awards.    The Compensation Committee awarded performance-based restricted stock units pursuant to the LTIP. The purpose of the LTIP is to align the interests of management with the long-term interest of stockholders by focusing management on growing our market value and non-GAAP earnings per share over multiple years. The awards pursuant to the LTIP are the right to receive future grants of restricted stock units based on achievement of financial performance goals. Under the LTIP, the goals require TIBCO to achieve non-GAAP EPS (as defined below) of $1.00 or greater for fiscal year 2012 and a cumulative non-GAAP EPS of $2.40 or greater over the three fiscal years 2010, 2011 and 2012. If the performance goals are not met as measured at the end of fiscal year 2012, then the awards still may become eligible to vest if, in fiscal year 2013, we achieve a non-GAAP EPS of $1.00 or greater and a cumulative non-GAAP EPS of $3.00 or greater over the four fiscal years 2010, 2011, 2012 and 2013. TIBCO achieved non-GAAP EPS of $0.76 in fiscal year 2010. The Compensation Committee believes that these goals are consistent with the objective of enhancing stockholder value and, if achieved, would result in performance at or above the 90th percentile of peer group performance.

•

Restricted Stock.    In fiscal year 2010, the Compensation Committee granted annual equity awards to the Named Executive Officers in the form of restricted stock. In an effort to balance the risk associated with the aggressive performance targets in, and the long-term nature of, the grants awarded under the LTIP, the Compensation Committee determined that the annual equity awards for the executives should be in the form of restricted stock. The restricted stock is subject to time-based vesting and provides on-going retention value even in the event that the performance targets set in the LTIP become difficult to achieve during the performance period.

Compensation Governance

Our compensation program is based on our compensation governance framework and our pay-for-performance philosophy, including the following features:

•	The Compensation Committee is comprised solely of independent directors.

•

The Compensation Committee’s independent compensation consultant, Radford, an AON Consulting company (“Radford”), is retained directly by the Committee and performs no services directly for us other than to provide compensation surveys to our Human Resources department.

•	Stock ownership guidelines are designed to align the interests of our directors and executives with those of our stockholders.

•

The Compensation Committee conducts a review of compensation-related risk. In conducting its review, the Compensation Committee evaluated our executive compensation program and major broad-based compensation programs for all employees and concluded that it does not believe that our programs create risks that are reasonably likely to have a material adverse effect on TIBCO. When evaluating our executive compensation program, the Compensation Committee considers whether the program is based on the appropriate philosophy, benchmarked against the appropriate peer group and balanced between long and short-term performance targets, company and individual performance.

•

Our 2008 Equity Incentive Plan allows the Compensation Committee to rescind awards and require our officers who are subject to the requirements of Section 16 of the Exchange Act (our “Section 16 officers”) to reimburse us for amounts earned under such plan if the officer was engaged in detrimental activity.

Executive Compensation Philosophy

TIBCO’s executive compensation programs are designed to reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. The basis for our compensation program is to pay for performance, as discussed in further detail in this Compensation Discussion and Analysis.

Compensation Committee Responsibilities and Authority

Our Compensation Committee reviews and establishes the compensation for our Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers, each of our Section 16 officers and, when appropriate, certain other employees. The Compensation Committee’s responsibilities also include, among other duties, the responsibility to:

•

review our compensation and benefits policies generally, including reviewing and approving any incentive-compensation plans and equity-based plans, and reporting and making recommendations to the Board of Directors with respect to such policies and plans and any material changes thereto;

•	review and approve all forms of compensation to be provided to our Section 16 officers;

•	evaluate the performance of each of our Section 16 officers in light of the our goals and objectives and each such officer’s performance relative to such goals;

•	review and approve corporate goals and objectives relevant to executive compensation and report on such goals and objectives to the Board of Directors; and

•

review and discuss with management our disclosures to be included in each annual proxy statement and annual report on Form 10-K regarding executive compensation, including our disclosures under “Compensation Discussion and Analysis” and descriptions of the procedures for determining executive compensation.

The Compensation Committee has the authority to engage compensation consultants to provide advice in connection with the determination of executive and director compensation. In accordance with this authority, the Compensation Committee has engaged Radford as its compensation consultant since October 2006. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits.

Compensation Philosophy and Objectives

Our Compensation Committee believes that an effective compensation program should reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. Our compensation programs are designed to motivate our executive officers to achieve or exceed corporate goals that enhance stockholder value and enable us to attract and retain key employees. Our executive compensation program is designed to reward superior performance and to achieve the following overall objectives:

•

Compensation Should Align the Interests of our Executives with our Stockholders. Compensation should link the interests of management with those of stockholders by making a substantial portion of executive compensation depend upon our financial performance;

•

Compensation Should be Competitive. Compensation levels should be sufficiently competitive to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive in the industry;

•	Compensation Should be Based on Performance. Compensation should reward corporate and individual results by recognizing performance through salary, annual cash incentives and long-term incentives; and

•	Compensation Should Reflect Responsibility and Accountability. Compensation should be based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

The cornerstone of our compensation program is to pay for performance. Our Compensation Committee sets performance targets for our executives. Executives have substantial portions of their total compensation at risk, contingent on meeting annual and long-term corporate performance goals. Our Compensation Committee also believes that stock option grants and restricted stock awards to executives reflect our focus on pay-for-performance because the value of such awards is directly tied to the value of our stock, thereby providing award recipients with incentives to increase the value of our stock. We believe these equity awards are beneficial in aligning management and stockholder interests, and consequently increasing stockholder value.

Roles of the Compensation Committee, the Chief Executive Officer and the Compensation Consultant

Our Compensation Committee reviews and approves the annual salary and annual cash incentive awards as well as all long-term equity incentive awards for each Section 16 officer consistent with the terms of any applicable employment arrangements; reviews terms and conditions for all employee benefit plans; administers our equity plans; determines or consults with management regarding compensation and benefits for our non-executive officers and other employees (as appropriate); and oversees our compensation and benefits plans, policies and programs generally. Our Compensation Committee establishes our general compensation policies, as well as compensation plans and specific compensation levels for our Chief Executive Officer and the other Section 16 officers.

Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation for other executive officers, including the structure and terms of these executives’ annual cash incentives and long-term equity incentives. Our Chief Executive Officer considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives. Certain executives assist the Chief Executive Officer in structuring his proposals regarding the design of the annual cash incentives and long-term equity incentives; however, executives do not play any role in setting their own compensation. Our Chief Executive Officer either discusses his recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The compensation and benefits group within our Human Resources Department supports the Compensation Committee in the performance of its responsibilities. During fiscal year 2010, our Chief Financial Officer and Executive Vice President, General Counsel & Secretary regularly attended the Compensation

Committee meetings to provide perspectives on the competitive landscape, the needs of the business and information about our financial performance. The Compensation Committee periodically meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations regarding executive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from Radford prior to making any final decisions.

Since October 2006, our Compensation Committee has engaged Radford as its outside compensation consultant to advise the Compensation Committee on all matters related to executive compensation. The Compensation Committee has adopted a Compensation Consultant Policy which sets forth guidelines designed to ensure the independence of the compensation consultant. Pursuant to this policy, management may work with Radford on matters for the Compensation Committee where such work is requested by the Compensation Committee. In addition, Radford may provide services to management provided that the Compensation Committee determines that, in its business judgment, such services do not interfere with the exercise of Radford’s independent judgment. Management reports to the Compensation Committee at least annually regarding all services and fees paid to Radford. Other than providing compensation surveys to the Company’s Human Resources department, Radford provides no services directly to TIBCO.

Radford is engaged directly by the Compensation Committee. Representatives of Radford attend Compensation Committee meetings, review meeting materials and provide advice to the Compensation Committee upon its request. For example, Radford provides data to the Compensation Committee on trends and issues in executive compensation, assists in determining the appropriate peer group against which to compare executive compensation, compares our executive compensation levels against our peer group and comments on the competitiveness and reasonableness of our executive compensation program. In addition, Radford assists the Compensation Committee in the development of our Executive Incentive Compensation Plan and other long-term incentive plans, including commenting on performance targets.

Peer Group Selection

One of the primary goals of our executive compensation program is to establish compensation practices and levels based on the practices of companies in our peer group. Our Compensation Committee, with Radford’s assistance, identified a peer group of public software companies to use in benchmarking our executive compensation. The companies in the peer group we used to benchmark our executive compensation for fiscal year 2010 are publicly-traded software companies with revenues generally between $400 million and $1.2 billion, market capitalizations generally between $750 million and $4.0 billion and between 1,000 and 4,000 employees. Within this peer group, our trailing twelve month revenues as of September 2010 was at the 38th percentile, our trailing twelve month net income was at the 46th percentile and our market capitalization was at the 54th percentile. We may include companies that do not fit these criteria if we believe that we are directly competing with such companies for executive talent. Our Compensation Committee believes it is important to benchmark compensation against our peer group because we directly compete with these companies to hire executive talent. When establishing the fiscal year 2010 executive compensation program, our Compensation Committee identified the following peer group:

Akamai Technologies, Inc.	Nuance Communications, Inc.	salesforce.com
Ariba, Inc.	Parametric Technology Corporation	Solera Holdings, Inc.
Fair Isaac Corporation	Pegasystems, Inc.	Sybase Inc.
Informatica Corporation	Progress Software Corporation	Synopsys Inc.
Lawson Software, Inc.	Quest Software Inc.	THQ Inc.
MicroStrategy Incorporated	Red Hat, Inc.	VeriSign, Inc.

The Compensation Committee reviews the companies included in the peer group and our selection criteria annually and makes changes in connection with mergers and acquisitions and based on changes in the marketplace. For the purposes of setting executive compensation for fiscal year 2011, in September 2010, the Compensation Committee revised the market capitalization criteria of our peer group to companies with a market capitalization between $1 billion and $6 billion, based on the increase in our market capitalization. In addition, the Compensation Committee removed one company (Sybase Inc.) from our peer group because it was acquired and is no longer a publicly-traded software company and removed one company (THQ Inc.) from our peer group because it no longer met the market capitalization components of our selection criteria.

The companies included in the peer group differ from those listed in the indices used to prepare our stock price performance graph, which can be found in our 2010 Annual Report to Stockholders. The Compensation Committee found, based on input from management and Radford, that the companies listed in the peer group more closely represent the labor markets in which we compete for executive talent.

Components of Executive Compensation

The compensation program for our executive officers consists of the following:

•	Base salary

•	Annual cash incentive awards

•	Long-term equity incentive awards

•	Benefits

•	Cash bonuses or equity grants as retention tools

•	Severance and change in control protection

Base Salary

Base salary is determined by the executive’s performance, responsibilities, the salary range for comparable positions within our peer group and the executive’s individual qualifications and experience. Base salaries are reviewed annually and may be adjusted by our Compensation Committee in accordance with certain criteria which include individual performance; levels of responsibilities; individual competencies, skills and contributions; functions performed; peer group compensation levels for comparable positions; internal compensation equity issues; and our general financial performance. Our Chief Executive Officer proposes base salary amounts for the Compensation Committee’s consideration based on his evaluation of individual performance and expected future contributions; a review of survey data to ensure competitive compensation against the peer group; and a comparison of the base salaries of the executive officers who report directly to the Chief Executive Officer to ensure internal equity. The Compensation Committee retains the discretion to provide base salary increases in the event that an executive officer is appointed to a position of increased responsibility. The weight given each factor by the Compensation Committee may vary with each individual.

As discussed above, we believe that a significant portion of an executive’s compensation should be based on our performance. Accordingly, our policy is to target and pay base salary levels for executive officers at the 50th percentile of our peer group. Targeting the 50th percentile of our peer group for base salary allows us to allocate a larger portion of total compensation to variable performance-based compensation while still offering enough fixed pay to maintain a stable management team and attract competent executive talent.

Annual Cash Incentive Awards

Our annual cash incentive awards provide our employees, including our Named Executive Officers, the opportunity to obtain cash bonuses at the end of each fiscal year based upon the achievement of corporate and individual performance goals. It is our philosophy to place a large proportion of the executive’s total annual cash compensation at risk and directly dependent upon the achievement of pre-established corporate and individual performance goals. Consistent with our pay-for-performance philosophy, our Compensation Committee believes that annual cash incentive awards should potentially equal or exceed base salary when corporate performance exceeds projected performance of the infrastructure software market and our peer group.

Annual cash incentive awards to our Named Executive Officers are paid pursuant to our Executive Incentive Compensation Plan or “EICP.” The goal of the EICP is to pay higher than market average total compensation for excellent annual performance. We target total cash compensation levels (base salary and annual cash incentive awards) at the 75th percentile of our peer group when we meet our annual corporate performance goals and at the 90th to 95th percentile of our peer group when we far exceed our annual corporate performance goals. Since we target base salary at the 50th percentile of our peer group, a significant portion of the total potential cash compensation for our Named Executive Officers is contingent on the achievement of the performance metrics set in the EICP, consistent with our pay-for-performance objectives. Payouts are based upon the achievement of the financial performance objectives set by our Compensation Committee with an additional potential payment subject to the discretion of our Compensation Committee. Our Compensation Committee believes such awards motivate our executive officers to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in the value of our stock. EICP awards are based on a pre-determined percentage of the executive’s base salary, dependent upon the achievement during the fiscal year of certain performance goals set by our Compensation Committee, and subject to the Compensation Committee’s discretion. The Compensation Committee typically establishes both revenue growth and operating income before taxes targets for the EICP. Because there are two separate tests for determining payouts to our executive officers under the EICP, it is often difficult for us to meet both targets. When the Compensation Committee reviewed our financial performance on these measures relative to our peer group, it found that most companies were able to meet one of the measures but that few companies were able to achieve results in both categories at or above the 50th percentile. Due to the difficulty of achieving two financial metrics simultaneously, during fiscal years 2004 through 2010, we have met both targets, and our EICP has paid at or above such target, in only three of the seven years.

Long-Term Equity Incentive Awards

Our equity compensation program typically consists of three components: equity awards upon commencement of employment with TIBCO, annual equity awards for continuing employees and performance-based equity awards. Equity awards made to new employees may be in the form of stock options, restricted stock or restricted stock units. Annual equity awards to our executive officers may be in the form of stock options, restricted stock, restricted stock units, or some combination. Performance-based equity awards may be granted as part of our annual equity program or may be granted with multi-year performance metrics to align our executives’ interests with our corporate goals. Long-term equity incentive awards are granted pursuant to our 2008 Equity Incentive Plan (February 26, 2010 Restatement) (the “2008 Plan”). Long-term equity incentive awards to executive officers are based on job responsibilities and potential for individual contribution, with reference to the levels of total direct compensation (total cash compensation plus the value of long-term equity incentive awards) of executives at our peer companies. When it makes new grants, the Compensation Committee also considers the retention value of previous equity grants.

Our Compensation Committee believes that granting equity to management is beneficial in aligning management and stockholder interests by focusing executives on increasing stockholder value, which in turn increases the value of the awards. Our Compensation Committee adopted the use of restricted stock and restricted stock units in fiscal year 2006 to assist in achieving our long-term goal of lowering the average annual dilution rate against a backdrop of increasing headcount, while providing an equity vehicle that allows us to attract, motivate and retain the talent critical to achieving our corporate goals. Our stock options have a grant price of fair market value on the date of grant. Stock option awards to new employees typically vest over a four year period with 25 percent vesting on the first anniversary of the hire date and the remainder vesting monthly thereafter. Stock option awards to existing employees typically vest monthly over a four-year period. Awards of restricted stock and restricted stock units to new employees typically vest over a four year period with 50 percent vesting on the second anniversary of the grant date and the remainder vesting annually thereafter. Awards of restricted stock and restricted stock units to existing employees typically vest annually over four years at a rate of 25 percent per year.

Annual Equity Awards

Annual equity awards are based on guidelines that provide for awards commensurate with position levels and that reflect grant practices within our peer group. Equity awards to our executives are typically made in the form of a combination of stock options, performance-based equity and restricted stock or restricted stock units. The stock option component is consistent with our pay-for-performance philosophy because the value of our stock options is directly related to increases in our stock price and the restricted stock component generally aligns the interests of our executives with stockholder interests. Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price. Stock options granted as part of annual equity awards after 2006 are generally exercisable in equal installments monthly over four years from the grant date and expire seven years from the grant date.

Because a financial gain from stock options is only possible after the price of TIBCO common stock has increased, the Compensation Committee believes option grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of TIBCO common stock, which benefits all TIBCO stockholders.

We target annual long-term equity incentive awards at the 50th percentile of our peer group, subject to adjustment. Consequently, individual employees may receive equity awards above or below approved guidelines. The principal factors the Compensation Committee considers in determining whether to adjust the amount of the long-term equity awards for our executive officers above or below the 50th percentile of our peer group are prior performance, contributions to TIBCO, level of responsibility, value of other compensation, the executive officer’s ability to influence our long-term growth and profitability, and the retention value of prior equity awards. The 2008 Plan does not provide any quantitative method for weighting these factors, and a decision to grant an equity award is primarily based upon the Compensation Committee’s evaluation of past as well as future anticipated performance.

Performance-Based Equity Awards

Performance-based equity awards may be granted by the Compensation Committee to reward achievement of specific goals. The Compensation Committee believes that the use of performance-based equity awards encourages participants to focus on achievement of specific objectives and can be a valuable component of executive compensation. For example, performance-based equity awards may have a multi-year performance period which can create long-term retention incentives and motivate executives to increase stockholder value over a longer period than annual compensation. In addition, the Compensation Committee may award performance-based equity to our executives as a component of their annual equity awards. The Compensation Committee grants performance-based equity consistent with its pay-for-performance philosophy.

Benefits

Executives are able to participate in broad-based employee benefit plans which are available to employees in the country where the executive resides. In the United States, where all of the Named Executive Officers reside, employee benefits include company matching in our 401(k) plan, medical and dental insurance, life insurance and our employee stock purchase plan. In addition, we maintain a deferred compensation plan (the “DCP”) that allows certain executives and our non-employee directors to defer certain cash compensation into restricted stock units in accordance with Section 409A. We do not make any matching contributions to participants in the DCP. The Compensation Committee adopted the DCP in conjunction with the adoption of Stock Ownership Guidelines as a mechanism to assist our executives and non-employee directors to meet their ownership guidelines.

Cash Bonuses or Equity Grants as a Retention Tool

Occasionally, our Compensation Committee grants cash or equity awards for the purpose of encouraging certain executives to remain with TIBCO. In situations where our Chief Executive Officer determines that this type of award is necessary or appropriate for the continued success of our long-term goals or overall retention, he discusses the rationale for the grant with our Executive Vice President, General Counsel to determine the appropriate form and size of the grant. The recommendation is discussed with the Compensation Committee’s compensation consultant who provides input in preparation for making the recommendation to the Compensation Committee as well as input directly to the Compensation Committee chairman. Retention bonuses and equity grants include vesting or claw-back provisions that are designed to encourage recipients to maintain their employment with us into the future. These provisions may differ from our standard vesting schedules.

Severance and Change in Control

We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining executive officers. Accordingly, we provide such protections for our executives under a Change in Control and Severance Plan (the “Change in Control Plan”) and for our Chief Executive Officer in his employment agreement. Our Compensation Committee evaluates the level of change in control benefits provided to our executives, and in general, we consider these protections an important part of an executive’s compensation and consistent with competitive practices.

As described in more detail below under the section entitled “Executive Compensation—Severance and Change in Control Arrangements,” our executives would be entitled under their agreement or the Change in Control Plan, as applicable, to severance benefits in the event of a termination of employment in connection with a change in control of TIBCO. We believe that the occurrence, or potential occurrence, of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions cause significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executives with enhanced severance benefits if their employment is terminated without cause or the executive resigns for good reason in connection with a change in control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by an acquiror without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. In addition, pursuant to current market practices, our Chief Executive Officer would be entitled under his agreement to additional severance benefits if terminated without cause or if he resigns for good reason other than in connection with a change in control.

Fiscal Year 2010 Executive Compensation

The compensation received by our Named Executive Officers in fiscal year 2010 was predominantly performance-based, long-term compensation.

Fiscal Year 2010 Base Salary

On November 1, 2008, we initiated a base salary reduction for all U.S. employees in an effort to manage expenses during the current period of economic uncertainty. In connection with the reduction, our Chief Executive Officer’s base salary was reduced by 15 percent and the base salary of each of the other Named

Executive Officers was reduced by five percent. At all times since then and during fiscal year 2010, we maintained all executive salaries at these reduced levels due to continuing economic uncertainty.

As a consequence of these reduced salaries, our Chief Executive Officer’s base salary is below the 25th percentile of our peer group and the base salaries of our other Named Executive Officers are at the 25th percentile of our peer group. We have maintained these below market salary levels despite our policy of targeting base salary levels at the 50th percentile of our peer group to actively manage our expenses during this period.

Fiscal Year 2010 Annual Cash Incentive Awards

Our 2010 EICP was designed to reward our executives for our achievement of specified levels of corporate financial performance and their individual performance during fiscal year 2010. The Compensation Committee set targets in line with our corporate goal of growing revenue while increasing operating profit margins in fiscal year 2010. Consequently, our 2010 EICP set two components as the bases for determining 2010 annual incentive awards. These components are the attainment of goals related to:

•	Revenue growth; and

•	Non-GAAP operating profit before tax.

The target established in the 2010 EICP for revenue growth was a 9.8 percent increase in gross revenue in fiscal year 2010 over fiscal year 2009 with 23.3 percent non-GAAP operating profit before tax. Non-GAAP operating profit before tax excludes gains and losses on equity investments, costs related to formal restructuring plans or acquisition activities, stock-based compensation related to employee equity awards, the amortization of acquired intangible assets and charges for acquired in-process research and development, and the income tax effects of the foregoing, as well as adjustments for the impact of changes in the valuation allowance recorded against TIBCO’s deferred tax assets. The Compensation Committee also set a threshold for performance under the 2010 EICP below which no bonuses would be paid. For the 2010 EICP, because of the continuing economic uncertainty, the threshold below which no bonuses would be paid was a decrease in gross revenue of 10.0 percent and non-GAAP operating profits before tax of 15.3 percent. In addition, the Compensation Committee also set a maximum achievement level for both revenue growth and non-GAAP operating profit before tax. For the 2010 EICP, the maximum achievement level was the combination of either an increase in gross revenue of 17.3 percent and non-GAAP operating profits before tax of 23.3 percent or an increase in gross revenue of 13.1 percent and non-GAAP operating profits before tax greater than 25.3 percent. Pursuant to the 2010 EICP, if TIBCO achieved both revenue growth and non-GAAP operating profits before tax levels above the maximum, the 2010 EICP provided that the Compensation Committee would have discretion to set the award amounts.

In establishing the financial targets for the 2010 EICP, the Compensation Committee considered the challenging economic environment and its effects on planning for the fiscal year. In addition, the Compensation Committee reviewed an analysis of the relative revenue growth and operating income before taxes as a percent of revenue of our peer group. The Compensation Committee conducted the review of our financial performance relative to our peer group to ensure that financial performance targets under the 2010 EICP were at levels that reward above market performance and were sufficiently difficult to achieve.

Each executive officer was assigned a target annual incentive award level, expressed as a percent of annual base salary. For fiscal year 2010, our Named Executive Officers (other than our Chief Executive Officer) were eligible for target awards equal to 80 percent of base salary if the target levels of corporate financial performance were achieved and awards equal to 112 percent of base salary if the maximum levels of corporate financial performance were achieved. Consequently, assuming that the financial targets for the 2010 EICP were met, approximately 44 percent of each Named Executive Officer’s (other than our Chief Executive Officer) total cash compensation was “at-risk” compensation contingent on the attainment of our goals. The Compensation Committee set these target annual incentive award levels at approximately the 75th percentile of our peer group. As a result, the total cash compensation levels for our Named Executive Officers (other than our Chief Executive

Officer) were at approximately the 50th percentile of our peer group. Our Compensation Committee set the total cash compensation levels for fiscal year 2010 at the 50th percentile despite our philosophy of providing total cash compensation at the 75th percentile level when we achieve our annual corporate performance goals as part of our efforts to manage expenses during this period.

With respect to individual performance, the Compensation Committee believes that it is appropriate to reward individual performance that has benefited and/or promoted our business strategies. Under the terms of the 2010 EICP, the Compensation Committee could approve a discretionary incentive award of up to 20 percent of each executive officer’s base salary. This component of the 2010 EICP allows the Compensation Committee to take into account factors that may have affected the level of achievement where targets are not achieved or to consider a specific individual’s contribution during the year, and is not related to our Compensation Committee’s discretion in setting award amounts if we exceed the maximum level set forth in the EICP for both revenue growth and operating profits components. In addition, where achievement of multiple performance goals would otherwise be necessary for a minimum payout, the discretionary component allows the Compensation Committee to recognize and reward an individual’s continued efforts and strong performance through the end of the fiscal year notwithstanding the fact that achievement of one or more goals was not possible. The Compensation Committee believes that the discretionary components further the goals of our compensation program to reward individual performance and provide reasonable compensation that is competitive and provides retention value. In the absence of the discretionary components, the Compensation Committee would be confined to a purely quantitative approach, which could work against the goals of our compensation program by failing to reward strong individual performance.

In fiscal year 2010, we exceeded the 2010 EICP target. Our fiscal year 2010 financial results of an approximately 21.3 percent increase in revenue and 25.2 percent non-GAAP operating profits before tax were at levels beyond the maximum levels set forth in the 2010 EICP for both the revenue growth and operating profits components. As a result, the Compensation Committee had the discretion to set the final award amounts following conclusion of the 2010 fiscal year. In setting the award amounts, the Compensation Committee considered various factors including the general state of the industry during 2010, our final financial results and the amount of our achievement over our plan for the year. The Compensation Committee awarded the maximum bonus set forth in the 2010 EICP to each executive officer which was equal to 140 percent of the bonus target. In addition, the Compensation Committee awarded discretionary bonuses to each Named Executive Officers in ranges from 22 to 30 percent of base salary to our Named Executive Officers, other than our Chief Executive Officer, pursuant to the 2010 EICP. In awarding the discretionary component, the Compensation Committee considered factors such as each executive’s performance against general corporate and individual goals and the achievement of both revenue growth and operating profits greater than the maximums set for the year.

The table below shows the amounts actually paid to each Named Executive Officer pursuant to the 2010 EICP, including the discretionary component, and the threshold, target and maximum amounts payable upon achievement of the financial targets, excluding the discretionary component.

	Mr. Ranadivé	Mr. Rode	Ms. Carey	Mr. Laffey	Mr. Sonmez
Threshold Payment Under the 2010 EICP	$48,875	$27,664	$24,000	$25,293	$28,454
Target Payment Under the 2010 EICP	$488,750	$276,640	$240,000	$252,928	$284,544
Maximum Payment Under the 2010 EICP	$684,250	$387,296	$336,000	$354,099	$398,362
Actual Fiscal Year 2010 Annual Incentive Award Payment	$875,000	$475,000	$425,000	$425,000	$500,000

Fiscal Year 2010 Long-Term Equity Incentive Awards

In fiscal year 2010, our Named Executive Officers received performance-based equity awards in February 2010 and annual equity awards in June 2010.

Performance-Based Equity Awards

The Compensation Committee awarded performance-based restricted stock units pursuant to the LTIP in fiscal year 2010. The awards made pursuant to the LTIP are subject to the achievement of performance targets at the end of a three or four fiscal year period. The Compensation Committee believes that the LTIP encourages participants to focus on consistent, long-term performance and closely aligns senior management with our achievement of longer-term financial objectives that enhance stockholder value. When setting the amounts of the LTIP awards, the Compensation Committee believed the targets set, if achieved, would result in performance over the period of the LTIP at or above the 90th percentile of peer group performance. Since the awards made pursuant to the LTIP were viewed as a one-time front-end loaded grant, these awards were designed to deliver value at the 90th percentile of long-term equity incentive awards in each year during the four year performance period. As such, the Compensation Committee calculated the amount of equity that would be granted beyond the annual equity awards at the 50th percentile to reach the 90th percentile for long-term equity incentive awards of our peer group and aggregated that amount over the four year performance period when it set the amount of the LTIP awards.

Pursuant to the LTIP, the awards are subject to achievement of performance-based objectives and in addition, time-based vesting subject to continued employment and a one-year mandatory deferral period before any shares of common stock are issued in settlement of the vested awards. The performance-based goals require TIBCO to achieve non-GAAP EPS of $1.00 or greater for fiscal year 2012 and a cumulative non-GAAP EPS of $2.40 or greater over the three fiscal years 2010, 2011 and 2012. If the performance goals are not met as measured at the end of fiscal year 2012, then the awards still may become eligible to vest if, in fiscal year 2013, we achieve a non-GAAP EPS of $1.00 or greater and a cumulative non-GAAP EPS of $3.00 or greater over the four fiscal years 2010, 2011, 2012 and 2013.

Upon attainment of the requisite performance goals, the awards will be scheduled to vest in two equal installments over the subsequent two years (i.e. 2014 and 2015), subject to the award recipient’s continued employment. Further, even if the performance and time-based vesting requirements are met, 20 percent of the awards will be forfeited if, in the first fiscal year following achievement of the applicable performance goals, non-GAAP EPS falls by 10 percent or more as compared to the non-GAAP EPS achieved for the year that the performance goals were achieved.

For purposes of the award agreement related to the LTIP, “Non-GAAP EPS” means our consolidated GAAP net income at the point of measurement adjusted for: (i) stock-based compensation expense; (ii) amortization and impairment of acquired intangible assets; (iii) acquisition related charges incurred after the issuance of a signed or definitive term sheet that include third party legal, banker, accounting, other advisory fees and severance costs for terminated employees of the acquired company for employees that are terminated within 90 days of the acquisition date for completed, in process or uncompleted transactions; (iv) fair value deferred revenue adjustments in accordance with business combination standards that are at least five (5) million dollars or greater from acquisitions (per acquisition); (v) non-cash expenses incurred in connection with the impairment or write-off of goodwill, in-process research and development or any other intangible assets; (vi) costs related to approved restructuring activities that are separately disclosed in the Company’s GAAP financial statements; (vii) litigation settlements and third party legal expenses associated with litigation settlements; (viii) gains and losses on equity investments; (ix) other non-recurring extraordinary items that are separately disclosed in our GAAP financial statements; (x) non cash interest income and expense; (xi) adjustments for changes in the valuation allowance recorded against our deferred tax assets in accordance with GAAP; and (xii) the income tax effects of the preceding adjustments; divided by diluted GAAP shares.

Annual Equity Awards

Our executives received annual equity awards in the form of restricted stock in fiscal year 2010. To determine the size of the annual equity awards, the Compensation Committee first determined the total number of shares that would be available for the annual equity awards for all employees. The number of shares available for the annual equity awards is determined by considering the following factors:

•	Potential dilution to our stockholders;

•	Projected expense of the annual equity grant;

•	Average burn rate of other companies in our industry; and

•	Value of the annual equity grants compared to our peer group.

Once the total amount available for our annual equity awards to all employees was determined, the Compensation Committee, with the assistance of Radford, compared the long-term equity incentive compensation levels of our executives with similar positions within our peer group to determine the long-term equity incentive compensation amount for each executive. The Compensation Committee evaluated the total value delivered by the annual equity grant against the 50th percentile of the value of long-term incentive compensation of our peer group, including the value of the awards made pursuant to the LTIP annualized over four years. In finalizing the amounts of the fiscal year 2010 annual equity awards the Compensation Committee considered factors such as our Chief Executive Officer’s recommendations, the burn rate and expense of the executive grants, and the value of outstanding unvested equity awards then held by each executive, including the performance-based equity awards, and the degree to which those values are aligned with our retention goals.

In fiscal year 2010, the Compensation Committee awarded time-based restricted stock to our executives for the annual equity award. The Compensation Committee granted restricted stock to increase the retention value of the equity component of our executive compensation program in the event that the performance-based equity award targets become difficult to achieve and therefore lose their retention value.

The Compensation Committee’s decision to grant restricted stock rather than a mix of restricted stock and stock options was based on the following factors:

•

The performance-based equity awards made in fiscal year 2010 are contingent on achievement of long-term financial objectives that require a high level of sustained execution and performance by our executive team over a three to four year period and contain a two year vesting period following the performance period;

•

Restricted stock delivers value even during turbulent market conditions when the ability to achieve certain targets may be beyond management’s control and aligns management’s interests with those of our stockholders even if the performance-based equity awards are not achieved;

•	The total value of the annual equity awards to most of our executives was significantly below the 50th percentile of our peer group;

•	Restricted stock has retention value during a time when executive salaries have remained unchanged and are below the 25th percentile of our peer group;

•	Restricted stock delivers greater value at a lower burn rate and with decreased dilution; and

•	The recommendation of our Chief Executive Officer.

Fiscal Year 2010 Chief Executive Officer Compensation

Mr. Ranadivé has served as our Chief Executive Officer and Chairman of the Board since our inception in January 1997. We entered into an employment agreement with Mr. Ranadivé in November 2004 which was amended and restated in September 2008. The amended and restated employment agreement provides for, among other things, annual compensation of: (i) $575,000 base salary for fiscal year 2008 subject to future adjustments based on our standard practices; (ii) an annual target bonus of 100 percent of base salary; and (iii) for each of fiscal years 2008, 2009 and 2010, an option to purchase up to 1,000,000 shares of our common stock and up to 250,000 shares of restricted stock. Pursuant to the agreement, the Compensation Committee may also grant Mr. Ranadivé up to an additional 250,000 shares of restricted stock or options to purchase such number of shares as the Compensation Committee determines as a bonus or additional compensation in consideration of achieving heightened performance or other targets. The Compensation Committee may establish performance goals for the vesting of any stock option grants and restricted stock awards. Mr. Ranadivé’s employment agreement also contains severance and change in control provisions which are described in the section entitled “Executive Compensation —Severance and Change in Control Arrangements.”

In November 2008, our Chief Executive Officer agreed to reduce his base salary of $575,000 by 15 percent to $488,750 in connection with our efforts to manage expenses during the period of economic uncertainty. Mr. Ranadivé’s base salary has not been restored to the prior level and has remained unchanged during fiscal years 2009 and 2010. As a result, our Chief Executive Officer’s base salary is below the 25th percentile of our peer group. In fiscal year 2010, as part of our annual equity awards, Mr. Ranadivé received an award of 150,000 shares of restricted stock. Mr. Ranadivé also received 600,000 performance-based restricted stock units pursuant to the LTIP during fiscal year 2010.

The target set forth in the 2010 EICP for our Chief Executive Officer was at the 60th percentile of our peer group. Accordingly, our Chief Executive Officer’s target total cash compensation for fiscal year 2010 was below the 25th percentile of our peer group. In fiscal year 2010, we exceeded the 2010 EICP target and, as a result, awards made pursuant to the EICP were above the target level. Based on our financial results of approximately 21.3 percent revenue growth and 25.2 percent non-GAAP operating profits before tax, which were beyond the maximum levels for both the revenue growth and operating profits components, the Compensation Committee had the discretion to set the final award amounts. Using the same factors it evaluated when setting the final award amounts for our other Named Executive Officers, the Compensation Committee awarded the maximum bonus set forth in the 2010 EICP which was equal to 140 percent of the bonus target. In addition, the Compensation Committee awarded a discretionary bonus of 39 percent of base salary to our Chief Executive Officer pursuant to the 2010 EICP. In setting this discretionary bonus amount, the Compensation Committee considered various factors including Mr. Ranadivé’s performance against general corporate and individual goals and his overall demonstration of leadership and management effectiveness.

Fiscal Year 2011 Executive Compensation Approach

Compensation Positioning

The Compensation Committee reviewed the policies regarding the market positioning of each component of the Named Executive Officer’s compensation package. Based on the actual positioning used for establishing executive compensation in fiscal year 2010, the Compensation Committee adjusted its policy for fiscal year 2011. Historically, total cash compensation for our executive officers has been targeted at the 75th percentile of our peer group while long-term equity incentive awards have been targeted at the 50th percentile. For fiscal year 2011, the Compensation Committee has changed its policy and will target total cash compensation at the 50th percentile while long-term equity incentive awards will be targeted at the 75th percentile. The Compensation Committee believes that this change further enhances the alignment of executives’ interests with those of our stockholders. In addition, this adjustment to our executive compensation program allows us to remain competitive while managing our cash expenses.

Performance-Based Equity Incentive Awards

The Compensation Committee introduced the use of performance-based restricted stock units (“PRSUs”) as a portion of the executives’ annual equity awards in fiscal year 2011. In the past, annual equity awards typically consisted of a mix of stock options and time-based restricted stock or restricted stock units. In fiscal year 2011, the Compensation Committee awarded half of the value allocated to time-based restricted stock in the form of PRSUs in connection with the annual equity awards to our Named Executive Officers. The Compensation Committee believes that this change in the mix of components further enhances the pay-for-performance nature of our executive compensation program because the PRSUs are subject to performance conditions based on our fiscal year 2011 financial performance. Further, the Compensation Committee believes that granting a mix of equity to our executives provides the appropriate balance between performance, risk and retention.

Compensation Policies and Practices

Equity Grant Practices

Our equity award policy sets forth the procedures for granting equity awards. Under our policy, all grants must be approved by the Compensation Committee or, in the case of grants to new employees not exceeding more than 50,000 stock options or 15,000 restricted stock or restricted stock units, by our Chief Executive Officer or, in his absence, our Chief Financial Officer or our General Counsel. Grants of stock options to new employees have a grant date of the 15th business day of the month following the new employee’s hire date. Grants of restricted stock or restricted stock units to new employees have a grant date of the 15th business day of the fiscal quarter following the new employee’s hire date. All other grants generally have a grant date of when the grant is approved by the Compensation Committee. The grant price is the closing price of our common stock on the grant date. We do not have a program, plan or practice of timing equity award grants in conjunction with the release of material non-public information. We strive to make equity awards (other than new hire grants) while our trading window is open. If an award is proposed while the trading window is closed, assuming other required approvals are in place, our General Counsel must review the circumstances of the grant prior to issuance.

Executive and Director Stock Ownership Guidelines

The Compensation Committee believes that it is important to align the financial interests of our senior leadership with those of our stockholders by requiring executives to make a direct investment in holding our shares. Accordingly, we adopted stock ownership guidelines for our Chief Executive Officer, our Executive Vice Presidents and our non-employee directors. The stock ownership guidelines are set as a number of shares and may be reevaluated and revised from time to time based on changes in our common stock or other factors. Individuals subject to the stock ownership guidelines will have until the later of February 2014 or five years from the date such person becomes subject to the guidelines to meet their ownership requirement.

The current stock ownership guidelines for our participants are as follows:

Position	Number of Shares Required to Own
Chief Executive Officer	250,000
Executive Vice President	50,000
Non-employee Director	30,000

Shares that count towards satisfaction of the stock ownership guidelines include:

•	Shares owned outright by the participant or his or her immediate family members residing in the same household;

•	Shares held in trust for the benefit of the participant or his or her family;

•	Restricted stock or restricted stock units where the restrictions have lapsed; and

•	Shares acquired upon stock option exercises.

Equity instruments that do not count towards satisfaction of the stock ownership guidelines include:

•	Unvested restricted stock;

•	Unvested restricted stock units; and

•	Unexercised stock options.

Stock Burn Rate

The Compensation Committee periodically reviews our gross and net burn rates, compared to our peer group and the broader industry as summarized by Radford. The Compensation Committee monitors our equity burn rate and takes into consideration our burn rate compared to peer companies and the broader industry averages when reviewing recommendations for the annual equity awards pool to be distributed to employees. The Compensation Committee endeavors to ensure that our net burn rate approximates the average rate within our peer group as well as the average rates within broader industry groups, and that the annual and the three-year average gross burn rates are within the recommended range of outside shareholder advisory groups. For purposes of determining the net stock burn rate, we determine the sum of all stock options plus restricted stock and restricted stock units granted during the course of the fiscal year, subtract the stock options, restricted stock and restricted stock units that are cancelled and returned, and divide the balance (the net stock options, restricted stock and restricted stock units issued) by the shares outstanding at the end of the year. The gross burn rate is determined by taking the sum of all stock options plus restricted stock and restricted stock units granted during the course of the year and dividing that amount by the shares outstanding at the end of the year. During fiscal year 2010, the net options, restricted stock and restricted stock units issued totaled 2,369,230, and the gross options, restricted stock and restricted stock units issued totaled 3,436,210. There were approximately 164,594,908 shares outstanding at November 30, 2010, resulting in a net burn rate of 1.48 percent and a gross burn rate of 2.15 percent.

Tax Implications of Executive Compensation

Section 162(m) limits to $1 million the amount of annual compensation that we may deduct when paid to a Named Executive Officer who is a “covered employee” within the meaning of Section 162(m). The regulations allow us to deduct compensation over $1 million if it is performance-based provided certain requirements, such as stockholder approval, are satisfied. Our 2008 Plan was approved by our stockholders and stock options granted pursuant to the 2008 Plan can be excluded from the $1 million limit. Performance-based restricted stock units granted pursuant to the 2008 Plan can be excluded from the $1 million limit. Time-based restricted stock and restricted stock unit awards granted by us are not considered performance-based and, as such, would not be deductible to the extent that the value of such awards, upon vesting, when aggregated with other non-deductible compensation, exceeds $1 million.

The Compensation Committee considers the deductibility of compensation to its executives when reviewing and structuring compensation programs and attempts to maintain full deductibility to the extent consistent with our overall compensation goals. However, the Compensation Committee may make payments that are not fully deductible if it believes that such payments promote the best long-term interests of our stockholders.

Section 409A of the Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Section 409A applies to certain of our severance arrangements. Consequently, to assist in avoiding additional tax under Section 409A, we have amended the severance arrangements described below in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements. In addition, we adopted the DCP in February 2009. The DCP allows certain executives and our non-employee directors to defer certain cash compensation into restricted stock units in accordance with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section entitled “Compensation Discussion and Analysis” of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Philip K. Wood
Peter J. Job
Nanci E. Caldwell

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein.

RISK ASSESSMENT OF COMPENSATION PLANS

The Compensation Committee reviewed our compensation programs, including executive compensation and major broad-based compensation programs for all employees. Based on our review, we have determined that our compensation programs do not, individually or in the aggregate, encourage executives or employees to undertake unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us. As part of this review, the Compensation Committee engaged Radford to assist with the risk assessment of TIBCO’s executive compensation programs. Radford advised that our executive compensation programs are established using appropriate pay philosophy, peer group and market positioning to achieve our compensation objectives while mitigating risk. Radford also advised that our executive compensation programs are structured with an effective balance of cash and equity, use of multiple performance metrics, short and long-term focus, and guaranteed versus at-risk compensation. Further, policies such as our stock ownership guidelines and the clawback provision in our current equity incentive plan mitigate our compensation risks. Additionally, the Compensation Committee considered the assessment of our major compensation programs for our non-executives globally. Based on this assessment, the Compensation Committee concluded that our programs do not create risks that are reasonably likely to have a material adverse effect on us. In conducting this assessment, management reviewed our compensation programs for non-executives both internally and with Radford and concluded that these programs do not encourage excessive risk taking.

EXECUTIVE COMPENSATION

Summary Compensation Table

The narrative, table and footnotes below set forth information regarding the total compensation paid to our Chief Executive Officer, Chief Financial Officer and our other Named Executive Officers for fiscal years 2008, 2009 and 2010. The components of the compensation reported in the Summary Compensation Table are described below. For additional information on each component of the total compensation package, see “Compensation Discussion and Analysis.”

Salary

This column sets forth the total base salary earned by each of our Named Executive Officers for fiscal years 2008, 2009 and 2010.

Bonus

This column sets forth a one-time cash bonus paid to one of our Named Executive Officers in fiscal year 2008 for retention purposes. The cash bonus was paid subject to an agreement that would have required repayment of the entire amount in the event the recipient had resigned without good cause prior to January 31, 2009.

Stock Awards

This column sets forth the aggregate grant date fair value of awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718, excluding any estimates of future forfeitures. The fair value of these grants is calculated using the closing price of our stock on the date of grant. In February 2010, the Compensation Committee granted awards to the Named Executive Officers pursuant to the LTIP. In June 2010, the Compensation Committee granted annual refresh stock grants that vest over a four-year period. In addition, in January 2008 and February 2009, the Compensation Committee granted restricted stock awards to each of the Named Executive Officers for retention purposes. The January 2008 grants were in addition to the annual refresh stock grants and vest over a three-year period. The February 2009 grants were in lieu of the full value award portion of the annual refresh stock grants and vest over a four-year period.

Additional information regarding the awards is set forth in the tables entitled “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End 2010.” For a discussion of the assumptions used to calculate the value of awards of restricted stock units and the LTIP awards, see Note 15 to our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended November 30, 2010.

Option Awards

This column sets forth the aggregate amount of compensation costs recognized in the respective fiscal year for option awards granted to each of our Named Executive Officers in the current or prior fiscal years, computed in accordance with FASB ASC Topic 718, excluding any estimates of future forfeitures. Additional information regarding the awards is set forth in the tables entitled “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End 2010.” For a discussion of the assumptions used to calculate the value of stock option awards, see Note 15 to our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended November 30, 2010.

Non-Equity Incentive Plan Compensation

This column sets forth the cash awards earned by each of our Named Executive Officers during the respective fiscal year under our EICP. These amounts are paid in the fiscal year after the fiscal year in which they are earned. For more information about these awards, see the table entitled “Grants of Plan-Based Awards.”

All Other Compensation

This column sets forth all other compensation received by each of our Named Executive Officers during the respective fiscal years not reported in the previous columns. Such amounts include company matching contributions to our 401(k) plan, life insurance and other perquisites.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[1] ($)	All Other Compens- ation ($)		Total ($)
Vivek Y. Ranadivé Chief Executive Officer and Chairman of the Board	2010 2009 2008	488,750 488,750 567,812	— — —		7,311,000 852,129 457,625	— 2,255,955 2,204,301	875,000 488,750 233,623	8,920 19,342 21,218		8,863,670 4,104,926 3,484,579

Murray D. Rode Executive Vice President, Chief Operating Officer	2010 2009 2008	345,800 345,800 355,483	— — —		3,052,500 392,631 262,994	— 260,002 244,044	475,000 270,169 146,273	24,023 10,438 10,431	[2]	3,897,323 1,279,040 1,019,225

Sydney Carey Executive Vice President, Chief Financial Officer	2010 2009	300,000 298,579	— —		2,722,754 241,995	— 102,337	425,000 233,987	14,706 23,250	[3]	3,462,460 900,149

Thomas Laffey Executive Vice President, Products and Technology	2010 2009 2008	316,160 316,160 325,013	— — —		2,722,754 343,910 221,523	— 219,566 193,916	425,000 246,753 133,736	10,000 10,000 10,000	[4]	3,473,914 1,136,390 884,188

Murat Sonmez Executive Vice President, Global Field Operations	2010 2009 2008	355,680 355,416 365,640	— — 150,000	[5]	3,052,500 331,284 207,002	— 260,002 232,197	500,000 277,974 150,453	19,208 30,039 21,101	[6]	3,927,388 1,254,715 1,126,393

1	As described under “Compensation Discussion and Analysis—Fiscal Year 2010 Executive Compensation—Fiscal Year 2010 Annual Cash Incentive Awards” above, the Named Executive Officers’ annual cash incentive awards are derived based on our corporate financial performance with respect to pre-established objectives for the fiscal year and a discretionary component determined by our Compensation Committee. The target and maximum amounts for each Named Executive Officer are reported in the table entitled “Grants of Plan-Based Awards” below.

2	Consists of matching contributions under our 401(k) plan, life insurance premiums and certain travel costs for Mr. Rode’s spouse to events Mr. Rode and his spouse attended on behalf of TIBCO.

3	Consists of matching contributions under our 401(k) plan, life insurance premiums and certain travel costs for Ms. Carey’s spouse to events Ms. Carey and her spouse attended on behalf of TIBCO.

4	Consists of matching contributions under our 401(k) plan.

5	Consists of a one-time retention bonus.

6	Consists of matching contributions under our 401(k) plan, life insurance premiums and certain travel costs for Mr. Sonmez’s spouse to events Mr. Sonmez and his spouse attended on behalf of TIBCO.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table sets forth information concerning restricted stock unit awards and awards made pursuant to our LTIP granted to our Named Executive Officers during fiscal year 2010, as well as potential threshold, target and maximum payouts under the EICP for fiscal year 2010.

Grants of Plan-Based Awards

Name	Type of Plan/Award	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]				Estimated Future Payouts Under Equity Incentive Plan Awards[2]	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value[3]
				Threshold	Target		Maximum	Target(#)
Vivek Y. Ranadivé	EICP			$48,875	$488,750	[4]	$684,250
	Restricted Stock Units	6/30/2010	[5]						150,000	$1,809,000
	LTIP	2/26/2010						600,000		$5,502,000

Murray D. Rode	EICP			$27,664	$276,640		$387,296
	Restricted Stock Units	6/30/2010	[5]						25,000	$301,500
	LTIP	2/26/2010						300,000		$2,751,000

Sydney Carey	EICP			$24,000	$240,000		$336,000
	Restricted Stock Units	6/30/2010	[5]						16,667	$201,004
	LTIP	2/26/2010						275,000		$2,521,750

Thomas Laffey	EICP			$25,293	$252,928		$354,099
	Restricted Stock Units	6/30/2010	[5]						16,667	$201,004
	LTIP	2/26/2010						275,000		$2,521,750

Murat Sonmez	EICP			$28,454	$284,544		$398,362
	Restricted Stock Units	6/30/2010	[5]						25,000	$301,500
	LTIP	2/26/2010						300,000		$2,751,000

1	These columns show the potential amount of the payment under the EICP if the threshold, target or maximum goals were satisfied for all performance measures, excluding a 20 percent discretionary factor. Under the terms of the EICP, the Compensation Committee may approve a discretionary incentive award of up to 20 percent of each executive officer’s base salary. The actual amounts earned by our Named Executive Officers pursuant to these awards are set forth in the Non-Equity Incentive Plan Compensation column of the table entitled “Summary Compensation Table.” For more information on these awards, including the performance goals and target percentages (as a percent of base salary) for determining payment under the EICP, see the section entitled “Compensation Discussion and Analysis.”

2	These amounts represent the potential performance-based restricted stock units payable pursuant to the LTIP awarded in fiscal year 2010 to each of the Named Executive Officers. Vesting under the LTIP is dependent upon meeting specified performance goals. Target amounts represent the number of shares pursuant to the LTIP that would vest if the performance goals are met and assume that no shares are subsequently forfeited. If the performance goals are not met, no shares would be issued. Additionally, the maximum amount of shares issuable pursuant to the LTIP is identical to the target amount. For more information on these awards, see the section entitled “Compensation Discussion and Analysis.”

3	Represents the grant date fair value for awards of restricted stock units and awards made pursuant to the LTIP granted in fiscal year 2010 to each of the Named Executive Officers computed in accordance with FASB ASC Topic 718, excluding any estimates of future forfeitures. For a discussion of the assumptions used to calculate the value of awards of restricted stock units and the LTIP awards, see Note 15 to our Consolidated Financial Statements in the Form 10-K for the year ended November 30, 2010, as filed with the SEC.

4	Mr. Ranadivé’s target annual incentive award is set at 100 percent of his base salary, pursuant to the terms of his Employment Agreement.

5	The awards of restricted stock units that were granted on June 30, 2010 provide for vesting over four years with 25 percent of the grant vesting on each anniversary of the grant date.

Non-Equity Incentive Plan Awards

Our EICP is designed to grant annual cash awards based on our financial results for the fiscal year. For more information about our annual cash incentive awards, see the discussion under “Compensation Discussion and Analysis.”

Equity Incentive Plan Awards

The awards made pursuant to the LTIP were granted under our 2008 Plan. For more information about the terms of the LTIP, see the discussion under “Compensation Discussion and Analysis.”

Stock Awards

The restricted stock awards were granted under our 2008 Plan. The restricted stock awards provide for vesting over four years at a rate of 25 percent per year on the anniversary of the grant date except as otherwise noted. If we declare or pay any cash dividends on our common stock, the holders of restricted stock awards will be entitled to such dividends. The restricted stock awards granted in June 2010 were part of our annual refresh program.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth information concerning stock option and restricted stock awards as of November 30, 2010 for our Named Executive Officers. The amounts under “Market Value of Shares of Stock or Units That Have Not Vested” were calculated as the product of the closing price of our common stock on the NASDAQ Global Select Market on November 30, 2010, which was $19.64, and the number of shares pursuant to the applicable restricted stock award.

	Grant Date	Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable[1]	Option Exercise Price	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested		Market Value of Shares of Stock or Units That Have Not Vested
Vivek Y. Ranadivé	11/21/2001	250,000		$11.57	11/21/2011
	12/3/2001	2,250,000		$11.97	12/3/2011
	12/4/2002	500,000		$6.29	12/4/2012
	3/19/2003	434,496		$4.58	3/19/2013
	12/3/2003	500,000		$5.99	12/3/2013
	5/7/2004	1,000,000		$7.30	5/7/2014
	5/13/2005	1,000,000		$6.63	5/13/2015
	8/11/2006	900,000		$7.30	8/11/2013
	7/3/2007	750,000	150,000	$8.99	7/3/2014
	5/6/2008	437,500	262,500	$7.83	5/6/2015
	4/24/2009	98,958	151,042	$6.94	4/24/2016
	7/3/2007					8,250	[6]	$162,030
	1/23/2008					50,000	[3]	$982,000
	5/6/2008					50,000	[4]	$982,000
	2/13/2009					187,500	[5]	$3,682,500
	2/26/2010					600,000	[7]	$11,784,000
	6/30/2010					150,000	[8]	$2,946,000

	Grant Date	Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable[1]	Option Exercise Price	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested		Market Value of Shares of Stock or Units That Have Not Vested

Murray D. Rode	1/18/2002	23,500		$13.36	1/18/2012
	5/7/2004	1,000		$7.30	5/7/2014
	6/16/2004	100,000		$8.61	6/16/2014
	8/11/2006	67,000		$7.30	8/11/2013
	5/18/2007	58,625	8,375	$8.87	5/18/2014
	7/3/2007	41,667	8,333	$8.99	7/3/2014
	5/6/2008	54,688	32,812	$7.83	5/6/2015
	4/24/2009	19,792	30,208	$6.94	4/24/2016
	5/18/2007					2,750	[2]	$54,010
	7/3/2007					2,083	[6]	$40,910
	1/23/2008					30,000	[3]	$589,200
	5/6/2008					21,874	[4]	$429,605
	2/13/2009					48,750	[5]	$957,450
	2/26/2010					300,000	[7]	$5,892,000
	6/30/2010					25,000	[8]	$491,000

Sydney Carey	5/7/2004	10,000		$7.30	5/7/2014
	5/13/2005	35,000		$6.63	5/16/2015
	8/11/2006	27,000		$7.30	8/11/2013
	5/18/2007	21,875	3,125	$8.87	5/18/2014
	5/6/2008	23,438	14,062	$7.83	5/6/2015
	4/24/2009	19,792	30,208	$6.94	4/24/2016
	5/18/2007					2,875	[2]	$56,465
	1/23/2008					20,000	[3]	$392,800
	5/6/2008					9,374	[4]	$184,105
	2/13/2009					37,500	[5,9]	$736,500
	2/26/2010					275,000	[7]	$5,401,000
	6/30/2010					16,667	[8]	$327,340

Thomas Laffey	5/18/2007	1,396	8,375	$8.87	5/18/2014
	5/6/2008	54,688	32,812	$7.83	5/6/2015
	4/24/2009	19,792	30,208	$6.94	4/24/2016
	5/18/2007					2,750	[2]	$54,010
	1/23/2008					27,500	[3]	$540,100
	5/6/2008					21,874	[4]	$429,605
	2/13/2009					45,000	[5,10]	$883,800
	2/26/2010					275,000	[7]	$5,401,000
	6/30/2010					16,667	[8]	$327,340

Murat Sonmez	5/18/2007	2,792	8,375	$8.87	5/18/2014
	7/3/2007	41,667	8,333	$8.99	7/3/2014
	5/6/2008	54,688	32,812	$7.83	5/6/2015
	4/24/2009	5,209	30,208	$6.94	4/24/2016
	5/18/2007					2,750	[2]	$54,010
	7/3/2007					2,083	[6]	$40,910
	1/23/2008					22,500	[3]	$441,900
	5/6/2008					21,874	[4]	$429,605
	2/13/2009					48,750	[5]	$957,450
	2/26/2010					300,000	[7]	$5,892,000
	6/30/2010					25,000	[8]	$491,000

1	Shares subject to stock option awards vest as to 1/48th of the shares beginning one month after the grant date and 1/48th of the shares each month thereafter.

2	Shares subject to this restricted stock award vested as to 25 percent of the shares on each of May 18, 2008, May 18, 2009 and May 18, 2010 and will vest as to 25 percent on May 18, 2011.

3	Shares subject to this restricted stock award vested as to 25 percent of the shares on January 23, 2009 and January 23, 2010 and will vest as to 50 percent on January 23, 2011.

4	Shares subject to this restricted stock award vested as to 25 percent of the shares on each of May 6, 2009 and May 6, 2010 and will vest as to 25 percent on each of May 6, 2011 and May 6, 2012.

5	Award of restricted stock units that vested as to 25 percent of the units on February 13, 2010 and will vest as to 25 percent on each of February 13, 2011, February 13, 2012 and February 13, 2013.

6	Shares subject to this restricted stock award vested as to 25 percent of the shares each of July 3, 2008, July 3, 2009 and July 3, 2010 and will vest as to 25 percent on July 3, 2011.

7	Award of restricted stock units that were made pursuant to the LTIP awards granted in February 2010 and that will vest only if specified performance-based targets are achieved at the end of a three or four fiscal year period and, in addition, are subject to time-based vesting subject to continued employment and a one-year mandatory deferral period before any shares of common stock are issued in settlement of the vested awards.

8	Shares subject to this restricted stock award will vest as to 25 percent of the shares on each of June 30, 2011, June 30, 2012, June 30, 2013 and June 30, 2014.

9	Excludes 12,500 shares related to restricted stock units for which Ms. Carey has deferred receipt until March 2013, which had a value as of November 30, 2010 of $245,500. Ms. Carey has deferred receipt of all 50,000 shares of common stock granted pursuant to this award under the 2008 Plan.

10	Excludes 15,000 shares related to restricted stock units for which Mr. Laffey has deferred receipt until February 2014, which had a value as of November 30, 2010 of $294,600. Mr. Laffey has deferred receipt of all 60,000 shares of common stock granted pursuant to this award under the 2008 Plan.

Option Exercises and Stock Vested at Fiscal Year-End 2010

The following table sets forth information on stock option award exercises and restricted stock award and restricted stock units vesting during fiscal year 2010 by our Named Executive Officers. The value realized on exercise for stock option awards is calculated as the difference between the closing prices of our common stock on the NASDAQ Global Select Market on the exercise date and the exercise price of the applicable stock option award. The value realized on vesting for restricted stock awards and restricted stock units is calculated as the product of the number of shares subject to the restricted stock award or restricted stock units that vested and the closing price of our common stock on the NASDAQ Global Select Market on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares or Units Acquired on Vesting		Value Realized on Vesting
Vivek Y. Ranadivé	2,000,000	$12,942,670	129,083		$1,299,504
Murray D. Rode	359,480	$3,577,919	53,104		$548,183
Sydney Carey	175,000	$1,361,585	21,146	[1]	$224,546
Thomas Laffey	312,146	$3,056,632	31,854	[2]	$336,124
Murat Sonmez	277,416	$2,318,397	46,021		$468,954

1	Excludes 12,500 shares related to restricted stock units for which Ms. Carey has deferred receipt.

2	Excludes 15,000 shares related to restricted stock units for which Mr. Laffey has deferred receipt.

Severance and Change in Control Arrangements

As more fully described below, we provide severance protections to our Named Executive Officers under the Change in Control Plan and to Mr. Ranadivé, our Chief Executive Officer, under his employment agreement. Separately, the equity agreements under our equity plans contain a provision that results in an automatic change to the vesting schedule of all outstanding equity awards (including those to our Named Executive Officers) in the event of a change in control. Finally, the 2008 Plan provides for acceleration in the event employment is terminated in connection with a change in control.

Equity Plans

In the event of a change in control of TIBCO, the vesting schedules under all outstanding equity awards under our equity plans would automatically change to a three-year vesting period at a rate of 1/36th per month. As a result, the vesting schedule of our outstanding stock option awards would be altered both retroactively and prospectively such that 1/36th of the shares would vest monthly from the vesting commencement date, rather than the standard vesting schedule of 1/48th per month. For restricted stock and restricted stock units, the vesting schedule would be altered both retroactively and prospectively such that 1/36th of the restricted stock awards and restricted stock units would vest monthly from the vesting commencement date, rather than the standard vesting schedule of 1/4th per year. This will result in the partial accelerated vesting of the outstanding equity awards to all our employees, including our Named Executive Officers, upon a change in control. In addition, our 2008 Plan provides that in the event that a successor company terminates the employment of an employee without cause within 24 months of a change in control, all equity awards outstanding under that plan will be accelerated in full.

Employment Agreement with Our Chief Executive Officer

We are a party to an employment agreement with our Chief Executive Officer which provides that if his employment is terminated by TIBCO without cause or by Mr. Ranadivé for good reason (other than in connection with a Change in Control (as defined below)) he will receive (i) twelve months of base salary and paid coverage under our medical, dental and vision benefit plans; (ii) a lump sum payment equal to his actual annual incentive award received for the fiscal year immediately preceding the fiscal year in which the termination occurs; and (iii) twelve months of accelerated vesting of his equity awards then held. In addition, Mr. Ranadivé will have twelve months to exercise any equity awards that have accelerated vesting described in the preceding sentence.

If Mr. Ranadivé’s employment is terminated without cause or by Mr. Ranadivé for good reason and the termination occurs within three months prior to and up to twelve months following a change in control, he will receive (i) 24 months of base salary and paid coverage under our medical, dental and vision benefit plans; (ii) a lump-sum payment equal to two times the average of his actual annual incentive award for the two fiscal years immediately preceding the fiscal year in which the change in control occurs; and (iii) 100 percent vesting of all his equity awards. In addition, Mr. Ranadivé will have 24 months to exercise any equity awards that have accelerated vesting described in the preceding sentence. In connection with the amendment of Mr. Ranadivé’s employment agreement in September 2008, the Section 280G gross-up provision that previously applied upon a termination in connection with a change in control was removed.

The receipt of any severance benefits described in the prior two paragraphs is subject to (i) Mr. Ranadivé signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to us; and (ii) Mr. Ranadivé not soliciting any person to modify his or her employment or consulting relationship with us and not intentionally diverting business away from us for a period of twelve months in the case of a termination not involving a change in control and for a period of 24 months in the case of a termination involving a change in control. In addition, the receipt of severance benefits under the first paragraph above is also subject to Mr. Ranadivé’s agreement not to engage in competition with us beginning from the date of termination and ending on the date on which he no longer receives the base salary payments described above. The terms of the agreement were reviewed, negotiated and approved by the Compensation Committee.

Each of our executive officers, including Mr. Ranadivé and our other Named Executive Officers, is a party to our standard employee non-disclosure and invention assignment agreement. Under the non-disclosure agreements, for one year following their termination, our employees agree not to solicit any other employee to leave our employ. These employees also agree not to disclose any confidential information that they obtained during their employment to any third parties at any time during or subsequent to their employment. In addition, any inventions, discoveries or improvements created by the employees during their employment belong to us.

Change in Control and Severance Plan

We have adopted a Change in Control and Severance Plan that applies to our executive officers, including our Named Executive Officers. The Change in Control and Severance Plan is designed to ensure that the members of the team negotiating a change in control transaction do not leave during such negotiation and that members of the management team remain with the Company to complete any such transaction and to assist with the integration as required. Pursuant to the terms of the Change in Control and Severance Plan, if on the date of the change in control or within twelve months after the completion of a change in control, a Named Executive Officer (other than Mr. Ranadivé) terminates his or her employment for good reason or is terminated by us for reasons other than cause, death or permanent disability, that person will receive (i) a lump sum payment equal to twelve months of base salary and his target annual incentive award; (ii) twelve months of paid medical and dental coverage; and (iii) 50 percent accelerated vesting of his or her outstanding and unvested equity awards.

If a Named Executive Officer (including Mr. Ranadivé) terminates his or her employment for good reason or is terminated for reasons other than cause, death or permanent disability following twelve months after the completion of a change in control, that person will receive (i) a lump sum payment equal to twelve months of base salary and his or her target annual incentive award; and (ii) twelve months of paid medical and dental coverage.

The receipt of any severance benefits described in the prior two paragraphs is subject to the Named Executive Officer signing a waiver and release of all claims and an agreement not to disparage us, our directors or our executive officers.

Important Terms

“Severance Agreements” collectively refers to the Employment Agreement with Mr. Ranadivé and the Change in Control and Severance Plan.

A “change in control” for purposes of the Severance Agreements generally consists of any of the following: (i) a sale of all or substantially all of our assets; (ii) any merger, consolidation, or other business combination transaction of TIBCO with or into another corporation, entity, or person, other than a transaction where the holders immediately prior to the transaction continue to hold at least a majority of the voting power or stock of TIBCO; (iii) the direct or indirect acquisition by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of TIBCO; (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of our Board; and (v) a dissolution or liquidation of TIBCO. A “change in control” for purposes of our 1996 Stock Option Plan, as amended and restated (the “1996 Plan”) generally consists only of (i), (ii) and (iii) of the preceding sentence.

“Cause” for purposes of the Severance Agreements generally consist of any of the following: (i) fraud or personal dishonesty in connection with employment at TIBCO that is intended to result in substantial gain or personal enrichment at our expense; (ii) conviction of, or a plea of nolo contendere to, a felony; (iii) in the case of Mr. Ranadivé, willful failure to perform his duties or responsibilities; (iv) only in the case of our Named Executive Officers other than Mr. Ranadivé, any act of gross misconduct or failure to perform a material component of his or her responsibilities in connection with employment at TIBCO that is materially injurious to us; (v) in the case of our Named Executive Officers other than Mr. Ranadivé, a substantial violation of his or her employment duties after he or she has received written demand for performance from TIBCO; and (v) only in the case of Mr. Ranadivé, a violation or breach of any fiduciary or contractual duty to us that results in material damage to us or our business.

“Good reason” for purposes of the Severance Agreements generally consists of any of the following without the Named Executive Officer’s written consent: (i) a material reduction in the person’s authority, status, duties or responsibilities if such reduction is imposed without cause; (ii) with respect to our Named Executive Officers other than Mr. Ranadivé, a reduction in base salary unless the base salary of substantially all other employees is reduced; (iii) with respect to Mr. Ranadivé, a reduction of more than 10 percent in his base salary and target bonus other than a one-time reduction that is applied to substantially all other senior executives (iv) a reduction in certain benefits; and (v) the relocation of the executive’s principal place of business to a location which is more than thirty (30) miles away.

Estimate of Severance and Change in Control Benefits

The following table estimates potential payments upon termination as if our Named Executive Officers had terminated on November 30, 2010, in connection with a change in control or other termination covered by the Severance Agreements and the 2008 Plan and potential payments relating to the changed vesting schedule of outstanding equity awards under our 1996 Plan and 2008 Plan in connection with a change in control. The table reflects termination scenarios covered by the Severance Agreements and the benefits receivable thereunder, as well as under our equity plans. The closing market price per share of our common stock on November 30, 2010 was $19.64. No payments other than those required by law or pursuant to general company policies and procedures would occur in the event of a Named Executive Officer’s voluntary resignation (other than for good reason, as such term is defined in the applicable Severance Agreement), termination for cause, death or disability.

	Termination Without Cause or Resignation for Good Reason without Change in Control	Termination Without Cause or Resignation for Good Reason within 12 Months of a Change in Control[1,2]	Termination Without Cause or Resignation for Good Reason 12 Months after a Change in Control[2,3]	Change in Control Without Termination
Base Salary
Vivek Y. Ranadivé	$488,750	$977,500	$488,750	—
Murray D. Rode	—	$345,800	$345,800	—
Sydney Carey	—	$300,000	$300,000	—
Thomas Laffey	—	$316,160	$316,160	—
Murat Sonmez	—	$355,680	$355,680	—

Annual Cash Incentives
Vivek Y. Ranadivé	$488,750	$1,056,562	$488,750	—
Murray D. Rode	—	$276,640	$276,640	—
Sydney Carey	—	$240,000	$240,000	—
Thomas Laffey	—	$252,928	$252,928	—
Murat Sonmez	—	$284,544	$284,544	—

	Termination Without Cause or Resignation for Good Reason without Change in Control	Termination Without Cause or Resignation for Good Reason within 12 Months of a Change in Control[1,2]	Termination Without Cause or Resignation for Good Reason 12 Months after a Change in Control[2,3]	Change in Control Without Termination

Health Coverage
Vivek Y. Ranadivé	$13,874	$27,749	$13,874	—
Murray D. Rode	—	$23,571	$23,571	—
Sydney Carey	—	$23,571	$23,571	—
Thomas Laffey	—	$23,571	$23,571	—
Murat Sonmez	—	$23,571	$23,571	—

Acceleration of Equity Awards
Vivek Y. Ranadivé	$8,057,030	$15,370,388	$11,046,986	$7,474,138
Murray D. Rode	—	$3,321,820	$3,131,368	$1,876,785
Sydney Carey	—	$2,191,164	$2,101,748	$1,110,845
Thomas Laffey	—	$2,908,481	$2,720,757	$1,648,020
Murat Sonmez	—	$3,182,703	$3,000,435	$1,745,851

Total
Vivek Y. Ranadivé	$9,048,404	$17,432,199	$12,038,360	$7,474,138
Murray D. Rode	—	$3,967,831	$3,777,379	$1,876,785
Sydney Carey	—	$2,754,735	$2,665,319	$1,110,845
Thomas Laffey	—	$3,501,140	$3,313,416	$1,648,020
Murat Sonmez	—	$3,846,498	$3,664,230	$1,745,851

1	For Mr. Ranadivé, the severance benefits listed apply to a termination without cause or a resignation for good reason that occurs within three months prior to or up to twelve months following a change in control. For all other Named Executive Officers, the severance benefits listed apply to a termination without cause or a resignation for good reason that occurs on the date of the change in control or within twelve months after completion of the change in control.

2	The amounts under acceleration of equity awards take into account the Severance Agreements, as well as the changed vesting schedule under the equity award agreements and acceleration pursuant to our equity plans.

3	The severance benefits listed apply to a termination without cause or a resignation for good reason that occurs more than twelve months after the completion of a change in control.

Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of November 30, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights[1] (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	27,664,164	[2]	$8.36	20,669,920	[3]
Equity compensation plans not approved by security holders[4]	67,259		$8.36	—

Total	27,731,423		$8.36	20,669,920

1	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding stock awards, which have no exercise price.

2	Includes (i) 22.1 million shares issuable upon exercise of outstanding stock options under the 1996 Plan or the 2008 Plan, (ii) 1.5 million shares issuable upon vesting of outstanding restricted stock units granted under the 1996 Plan or the 2008 Plan and (iii) 4.1 million shares issuable pursuant to the LTIP under the 2008 Plan (assuming target performance).

3	This number includes 9.1 million shares available for future issuance under the 2008 Employee Stock Purchase Plan and 1.0 million shares available for future issuance under the 2009 Deferred Compensation Plan.

4	Represents options assumed in connection with our acquisitions.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10 percent stockholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms we received and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and 10 percent stockholders were complied with during fiscal year 2010.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a process for delivering documents to stockholders approved by the SEC called “householding.” Under this process, stockholders of record who have the same address and last name will receive only one copy of the Annual Report and Proxy Statement unless we or one of our mailing agents has received contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Annual Report and Proxy Statement at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may contact us by writing to TIBCO Software Inc., Attention: Investor Relations, 3303 Hillview Avenue, Palo Alto, California 94304 or calling our Investor Relations Department at (650) 846-5747. Eligible stockholders of record receiving multiple copies of the Annual Report and Proxy Statement can request householding by contacting us in the same manner.

If you are a beneficial owner holding shares through your broker, bank or other nominee, you may request additional copies of the Annual Report or Proxy Statement or you may request householding by notifying your broker, bank or nominee.

Stockholder Proposals to be Presented at Next Annual Meeting

Proposals of stockholders that are intended for inclusion in our proxy statement relating to the 2011 Annual Meeting must be received by us at our offices at 3303 Hillview Avenue, Palo Alto, California 94304, by November 4, 2011 and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting. Stockholder proposals that are not intended to be included in our proxy materials for such meeting but that are intended to be presented by the stockholder from the floor are subject to the advance notice procedures described below under “Transaction of Other Business.”

Transaction of Other Business

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment. Stockholders may only present a matter from the floor for consideration at a meeting if certain procedures are followed. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to or mailed and received by the Corporate Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within thirty days before or more than sixty days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Our bylaws specify the information with respect to making stockholder proposals that is required to be included in the written notice that must be provided to our Corporate Secretary. Stockholders may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Additionally, a copy of our bylaws is available on our website at http://www.tibco.com under “Corporate Governance.”

In addition, if the stockholder wishes to nominate a person for election to the Board of Directors, the notice must also include certain information as detailed under the section entitled “Board of Directors – Director Nomination Process – Stockholder Nominations.”

The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

By Order of the Board of Directors,

William R. Hughes Secretary

Palo Alto, California

February 25, 2011

TIBCO Software Inc.
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 14, 2011.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/TIBX
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals	—	The Board of Directors unanimously recommends a vote “FOR” the listed nominees, “FOR” both Proposal 2 and Proposal 4, and “3 YRS” on Proposal 3.

1. Election of these director nominees, each to serve until TIBCO Software Inc.’s next annual meeting of stockholders or until their successors are duly elected and qualified.									+
Director nominees:	For	Withhold		For	Withhold		For	Withhold

01 - Vivek Y. Ranadivé	☐	☐	02 - Nanci E.Caldwell	☐	☐	03 - Eric C.W. Dunn	☐	☐

04 - Narendra K. Gupta	☐	☐	05 - Peter J. Job	☐	☐	06 - Philip K. Wood	☐	☐

	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain

2. Advisory vote on executive compensation	☐	☐	☐	3. Advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain

4. Ratification of the appointment of PricewaterhouseCoopers LLP as TIBCO Software Inc.’s independent auditors for the fiscal year ending November 30, 2011.	☐	☐	☐

In their discretion, the Proxies are authorized to vote or otherwise represent the shares on any and all such other business that may properly come before the meeting or any postponement or adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both holders must sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TIBCO Software Inc.

PROXY FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of TIBCO Software Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated February 25, 2011, and hereby appoints Vivek Y. Ranadivé and Sydney L. Carey, and each of them, proxies, with full power of substitution, to represent the undersigned and to vote as designated on the reverse side all shares of common stock of TIBCO Software Inc. that the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders of TIBCO Software Inc. to be held on April 14, 2011 at 10:00 a.m., Pacific time, at the headquarters of TIBCO Software Inc. located at 3303 Hillview Avenue, Palo Alto, CA 94304, and at any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE HEREOF IN PROPOSAL 1 FOR THE BOARD OF DIRECTORS, “FOR” PROPOSALS 2 AND 4 AND “1 YEAR” ON PROPOSAL 3, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXIES DEEM ADVISABLE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE